Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND AMONG

WHALE INTERESTS LLC

and

DF TECHNICAL SERVICES, LLC,

as Seller Parties

and

DUPONT FABROS TECHNOLOGY, INC.,

as Seller Parent

and

QTS INVESTMENT PROPERTIES PISCATAWAY, LLC

and

QUALITY TECHNOLOGY SERVICES PISCATAWAY II, LLC

as Purchaser Parties

Dated June 6, 2016

RECITALS:		1

ARTICLE I PURCHASE AND SALE		2

1.1	Purchase and Sale	2
1.2	Purchase Price	3
1.3	Payment of Estimated Purchase Price	3
1.4	Prorations	4

ARTICLE II INSPECTION AND TITLE MATTERS		8

2.1	Interest Purchaser’s Inspections	8
2.2	Title Matters	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES		9

3.1	Organization, Power and Authority of the Seller Parties	9
3.2	Membership Interests	9
3.3	Noncontravention; Consents	9
3.4	Capitalization and Subsidiaries	10
3.5	Ownership of Property	10
3.6	Absence of Material Adverse Change	11
3.7	No Litigation	11
3.8	Tax Matters	11
3.9	No Employees; Benefit Plans	13
3.10	No Condemnation	13
3.11	Environmental Matters	13
3.12	Leases	15
3.13	Contracts	16
3.14	Financial Advisor	17
3.15	Insurance	17
3.16	No Insurance Notice	17
3.17	Compliance with Laws	17
3.18	Access	17
3.19	Utilities	17
3.20	No Structural Defects	18
3.21	Affiliate Transactions	18
3.22	Title to Transferred Asset	18
3.23	Financial Statements	18
3.24	Books and Records	19
3.25	Intellectual Property	19
3.26	Condition	19
3.27	No Undisclosed Liabilities	19
3.28	Privacy and Data Security	19
3.29	LIMITATIONS ON REPRESENTATIONS AND WARRANTIES	19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES		20

4.1	Organization, Power and Authority of the Purchaser Parties	20
4.2	Noncontravention; Consents	20
4.3	Financial Advisor	21

i

(continued)

4.4	Litigation	21
4.5	Investment Representation	21
4.6	1603 Grant Eligibility	21

ARTICLE V COVENANTS		21

5.1	Commercially Reasonable Efforts	21
5.2	Public Announcements	21
5.3	Confidentiality	22
5.4	Conveyance Taxes	22
5.5	Tax Treatment; Tax Returns	22
5.6	Allocation of the Purchase Price	23
5.7	Termination of Rights to DFT Names and DFT Marks	23
5.8	Distributions	23
5.9	Post-Closing Access	23
5.10	Financial Statements	24
5.11	Resignations	24
5.12	Electronic Data Room	24
5.13	Real Property Taxes	24
5.14	Transfer of Excluded Assets	25
5.15	No 1603 Grant Recapture	25
5.16	Employee Matters	25
5.17	Guarantee	25
5.18	Non-Interference	26
5.19	Post-Closing Tenant Payments	27
5.20	Transferred Employee Electronic Mail	27

ARTICLE VI CLOSING		27

6.1	Closing	27
6.2	Delivery of Purchaser Parties’ Closing Documents	27
6.3	Delivery of Seller Parties’ Closing Documents	28

ARTICLE VII SURVIVAL; INDEMNIFICATION		29

7.1	Survival of Representations and Warranties	29
7.2	Indemnification by the Seller Parties and Seller Parent	29
7.3	Indemnification by the Purchaser Parties	30
7.4	Character of Indemnity Payments	30
7.5	Notice and Resolution of Claims	30
7.6	Limitations on Liability	32
7.7	Exclusive Remedy; Nature of Representations and Warranties	33
7.8	Separate Indemnity	34

ARTICLE VIII GENERAL PROVISIONS		35

8.1	Amendment	35
8.2	Extension; Waiver	35
8.3	Notices	35
8.4	Interpretation	36
8.5	Counterparts	36

(continued)

8.6	Entire Agreement; No Third-Party Beneficiaries	36
8.7	Governing Law	36
8.8	Assignment; Binding Agreement	36
8.9	Enforcement	37
8.10	Severability	37
8.11	Expenses	37
8.12	Schedule References and Sections	37
8.13	Further Assurances	38

EXHIBITS

Exhibit A	Definitions

Exhibit B	Legal Description of Land

Exhibit B-1	Site Plan

Exhibit C	Transferred Asset

Exhibit D	Membership Interest Assignment and Assumption Agreement

Exhibit E	Transferred Asset Assignment and Assumption Agreement

Exhibit F	Transition Services Agreement

Exhibit G	Form of Estoppel Certificate

Exhibit H	Excluded Assets Assignment and Assumption Agreement

Exhibit I	Calculation of Adjustment Items

Exhibit J	Title Policy

Exhibit K	Rent Roll

Exhibit L	Title Affidavit

Exhibit M	SREC System Change Form

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), effective this 6th day of June, 2016 (the “Closing Date”), is entered into by and among WHALE INTERESTS LLC, a Delaware limited liability company (“Interest Seller”), DF TECHNICAL SERVICES, LLC, a Delaware limited liability company (“Asset Seller” and, together with Interest Seller, the “Seller Parties”), DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation (“Seller Parent”), on the one hand, and QTS INVESTMENT PROPERTIES PISCATAWAY, LLC, a Delaware limited liability company (“Interest Purchaser”) and QUALITY TECHNOLOGY SERVICES PISCATAWAY II, LLC, a Delaware limited liability company (“Asset Purchaser” and, together with Interest Purchaser, the “Purchaser Parties”), on the other hand. Each of the Seller Parties, Seller Parent and each of the Purchaser Parties shall be referred to in this Agreement as a “Party”, and collectively as the “Parties”. Capitalized terms used in this Agreement have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

RECITALS:

A. Interest Seller owns all of the membership interests (the “Membership Interests”) in Whale Ventures LLC, a Delaware limited liability company (the “Company”).

B. The Company is the owner of the following described property (all of which property is hereinafter collectively referred to as the “Property”):

(i)	Land. That certain tract of real estate located in the Township of Piscataway, County of Middlesex, State of New Jersey, which real estate is legally described in Exhibit B attached hereto, together with all easements, covenants, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto, and together with any and all air rights, riparian and/or water rights and all oil, gas and mineral rights belonging or appertaining to such real estate (collectively, the “Land”);

(ii)	Improvements. All of the buildings, structures, fixtures and other improvements located on the Land, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems (including all above ground and underground utility structures, equipment systems and other infrastructure improvements), parking lots and facilities, landscaping, roadways, sidewalks, recreational facilities, security devices, signs and light fixtures and drainage (collectively, the “Improvements”) (the Land and Improvements are collectively referred to as the “Premises”);

(iii)	Tangible Personal Property. All furniture, furnishings, fixtures, equipment, machinery, maintenance vehicles and equipment, tools, parts, recreational equipment, carpeting, window treatments, stationery and other office supplies and other tangible personal property of every kind situated in, on, over and under the Premises or used in connection therewith, owned by the Company or in which the Company otherwise has an interest and which is not owned by tenants under the Leases (as hereinafter defined), together with all replacements and substitutions therefor between the date hereof and Closing (the “Tangible Personal Property”);

(iv)	Leases and Contracts. All right, title and interest of the Company in and to the Leases and Contracts (as such terms are hereinafter defined); and

(v)	Intangibles. All right, title and interest of the Company, if any, in and to any transferable warranties or guaranties issued in connection with the Improvements or Tangible Personal Property, and any other intangible personal property owned by the Company or in which the Company otherwise has an interest, and used exclusively in connection with the Premises or the business transacted thereon, including, without limitation, to the extent assignable, all land use entitlements, development rights, Licenses and Permits, certificates of occupancy, authorizations, names and telephone exchange numbers and approvals issued by any governmental or quasi-governmental bodies, remaining effective through the Closing Date and benefiting the Property, if any.

Notwithstanding anything to the contrary set forth above or otherwise contained herein, the “Property” expressly excludes (i) all property owned by tenants or other users or occupants of the Premises, (ii) any property owned by the property manager of the Premises, (iii) all rights with respect to any refund of real property Taxes applicable to any period prior to the Closing Date (as such term is hereinafter defined), (iv) all bank accounts of the Company, (v) all computer software programs and licenses in which Interest Seller or one of its Affiliates has proprietary rights and (vi) all rights of the Company in and to damages, claims, rents, additional rent, expenses, demands, causes of action, obligations and liabilities, at law or in equity, against Net Data Centers, Inc. (formerly Net2EZ), including, without limitation, all rights of the Company in, to and under Proof of Claim No. 16 originally filed on June 10, 2015, and amended by amended Proof of Claim No. 16 filed on October 30, 2015, in the Net Data Centers Bankruptcy (collectively, the “Excluded Assets”).

C. Interest Seller desires to sell, and Interest Purchaser desires to purchase, all of the Membership Interests on the terms and conditions set forth in this Agreement.

D. Asset Seller owns that certain solar power system described on Exhibit C (the “Transferred Asset”), which has been installed on the Land, as shown on the site plan attached hereto as Exhibit B-1 and by this reference made a part hereof, and the related rights to be issued solar renewable energy certificates, as defined in New Jersey Administrative Code § 14:8-2.2 (“SRECs”).

E. Asset Seller desires to sell, transfer and assign to Asset Purchaser, and Asset Purchaser desires to acquire from Asset Seller, all of Asset Seller’s rights in, title to and interest in the Transferred Asset and the related rights to be issued SRECs on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale.

(a) Purchase and Sale of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement and the other agreements and documents contemplated hereby, simultaneous with the execution and delivery of this Agreement, Interest Seller hereby sells, transfers, assigns, conveys and delivers to Interest Purchaser, and Interest Purchaser hereby purchases, acquires and accepts from Interest Seller by appropriate instruments of transfer, free and clear of all Liens, the Membership Interests.

(b) Purchase and Sale of Asset. Upon the terms and subject to conditions set forth in this Agreement and the other agreements and documents contemplated hereby, Asset Seller hereby sells, assigns, transfers, conveys and delivers to Asset Purchaser, and Asset Purchaser hereby purchases, acquires and accepts from Asset Seller, the Transferred Asset, free and clear of all Liens (other than Permitted Exceptions), together with the following:

(i) any transferable warranties or guaranties issued in connection with the Transferred Asset, and including that certain warranty (the “Solar Warranty”) in the form attached as Exhibit D to the Solar Construction Agreement (as hereinafter defined), the module warranty attached as Exhibit D-1 to the Solar Construction Agreement, and the inverter warranty attached as Exhibit D-2 to the Solar Construction Agreement;

(ii) all transferable Licenses and Permits for the ownership, use, operation, interconnection, maintenance and/or repair of the Transferred Asset and the generation of energy capacity and/or SRECs and/or other environmental attributes of or relating to the Transferred Asset, including without limitation any and all Licenses and Permits granted to Asset Seller for the System pursuant to (and as that term is defined in) the Solar Construction Agreement;

(iii) all Contracts for the ownership, use, operation, interconnection, maintenance and/or repair of the Transferred Asset and the energy, capacity and/or SRECs and/or other environmental attributes of the Transferred Asset, including, without limitation the following: (x) all rights and interests of Asset Seller under that certain Lease Agreement dated September 7, 2011, by and between Asset Seller and the Company, (y) that certain Power Purchase Agreement, dated February 1, 2012, by and between Asset Seller and the Company, and (z) that certain Interconnection Application and Agreement dated June __, 2011 by and between PSE&G and Asset Seller (the “Interconnection Agreement”); and

(iv) any and all rights to be issued SRECs based upon electricity produced by the Transferred Asset on or after the Closing Date.

1.2 Purchase Price.

(a) Subject to Section 1.2(b), the unadjusted purchase price payable for the Membership Interests shall be One Hundred Twenty-One Million Five Hundred Thousand Dollars ($121,500,000.00) (the “Unadjusted Purchase Price”) and for the Transferred Asset shall be Three Million Five Hundred Thousand Dollars ($3,500,000.00) (the “Asset Purchase Price”), for a total purchase price of One Hundred Twenty-Five Million Dollars ($125,000,000.00).

(b) At the Closing, the Unadjusted Purchase Price shall be increased or decreased, as applicable, by (i) the net amount of the Proration Items in accordance with Section 1.4 as set forth on the Closing Statement, and (ii) the net amount of the Adjustment Items determined in accordance with the calculation set forth on Exhibit I hereto (the Unadjusted Purchase Price, as adjusted by clauses (i) and (ii) at the Closing, the “Estimated Purchase Price”).

1.3 Payment of Estimated Purchase Price. At the Closing, (a) Interest Purchaser shall pay to Interest Seller an amount equal to the Estimated Purchase Price and (b) Asset Purchaser shall pay to Asset Seller an amount equal to the Asset Purchase Price (collectively, such amounts, the “Closing Payment”), in immediately available funds by wire transfer to the account(s) designated by the Seller Parties in a writing delivered to the Purchaser Parties at least two (2) Business Days prior to the Closing Date.

1.4 Prorations.

(a) Generally.

(i) All prorations and other adjustments of the items described in this Section 1.4 shall be made at the Closing based on the applicable Closing Statement prepared by the Interest Seller and delivered to Interest Purchaser in accordance with this Section 1.4. As set forth in Section 1.2(b), the net amount of credits to Interest Purchaser and Interest Seller for Proration Items, as reflected on the applicable Closing Statement, shall result in an increase or decrease of the Unadjusted Purchase Price.

(ii) Except as otherwise set forth herein, all items to be prorated and other adjustments to be made pursuant to this Section 1.4 (the “Proration Items”) shall be prorated as of 11:59 p.m. on May 31, 2016 (the “Adjustment Time”) and the net amount thereof either shall be paid by Interest Purchaser to Interest Seller or credited to Interest Purchaser, as the case may be, at the Closing. Interest Purchaser shall be treated as the owner of the Company, for purposes of prorations of income and expenses, on and after the Adjustment Time. Interest Purchaser and Interest Seller acknowledge that, except as otherwise expressly provided herein, or elsewhere in the other agreements and documents contemplated hereunder, the purpose and intent as to prorations and other adjustments is that Interest Seller shall bear all expenses of ownership and operation of the Company, and shall receive the benefit of all income therefrom, accruing for periods prior to the Adjustment Time and Interest Purchaser shall bear all such expenses and receive the benefit of all income accruing for periods after the Adjustment Time.

(b) Proration of Operating Expenses. All operating expenses (including, without limitation, expenses related to electricity, solar power, telephone, gas, oil and water utilities, expenses related to maintenance of the Premises and expenses related to security services for the Premises) with respect to the Premises levied against the Company, Interest Seller or the Premises shall be apportioned as of the Adjustment Time on the basis of the period for which such operating expenses were incurred. With respect to utility charges, Interest Seller shall use reasonable efforts to have the utility company providing such utilities read the meters at or immediately prior to the Adjustment Time and, with respect to charges for other services provided, Interest Seller shall use reasonable efforts to have the provider of such services provide an invoice for such services at or immediately prior to the Adjustment Time. Interest Seller shall be responsible for all charges based on such final meter readings and final invoices as of the Adjustment Time, and Interest Purchaser shall be responsible for all charges thereafter. To the extent such meters are not read or such invoices are not available and final bills are not rendered as of the Adjustment Time, such charges with respect to the Premises shall be prorated effective as of the Adjustment Time utilizing an estimate of such charges reasonably approved by both Interest Seller and Interest Purchaser based on prior bills for the services or utility, as applicable, with a reconciliation thereof to occur in accordance with Section 1.4(f)(ii) below. All deposits for utilities or services made by the Company (which are listed on Schedule 1.4(b) attached hereto) shall remain with the Company at the Closing and Interest Seller shall receive a credit therefor at the Closing.

(c) Proration of Rent.

(i) Base or Fixed Rent. Base or fixed rent, including office space rent and storage rent, if applicable (collectively, “Fixed Rent”) paid by any Tenant under the applicable Lease shall be prorated as of the Adjustment Time. Interest Purchaser shall receive a credit at the Closing for any Fixed Rent paid by a Tenant to the Company for the rent period in which the Closing occurs in an amount equal to the rent paid for such rent period multiplied by a fraction, the numerator of which is the number of days from and including the Closing Date through and including the last day of the rent period in which the Closing occurs, and the denominator of which is the total number of days in the rent period in which the Closing occurs. Interest Seller shall receive a credit at the Closing for any Fixed Rent payable in the rent period in which the Closing occurs but not yet received by the Company in an amount equal to the unpaid Fixed Rent multiplied by a fraction, the numerator of which is the number of days from and including the first day of the rent period in which the Closing occurs through and including the day immediately preceding the Closing Date, and the denominator of which is the total number of days in the rent period in which the Closing occurs.

(ii) Delinquent Rent. Any Rent (as hereinafter defined) that shall not have been paid when due under any Lease as of the Closing shall be referred to as “Delinquent Rent.” Delinquent Rent collected after the Closing Date shall be applied as follows, with any Delinquent Rents attributable to the period prior to Closing paid to Interest Seller: All Delinquent Rent received shall be applied first to then current Rent, and then to Delinquent Rent, in inverse order of maturity; provided, that any Rent collected for the month in which the Closing occurs (if not collected prior to Closing) shall be allocated between Interest Seller and Buyer based on the number of days in such month. At Closing, Interest Seller shall deliver to Interest Purchaser a schedule of all past due but uncollected Rent and other sums owed by tenants, and Interest Purchaser shall cause the Company to include the amount of such Rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for six (6) months thereafter and shall use Commercially Reasonable Efforts to collect such past due rent; provided, that for a period of three (3) months following the Closing Date, Interest Purchaser shall have no obligation to file a cause of action or bring legal proceedings against such Tenant to collect any Delinquent Rent; provided further, that from and after the date that is three (3) months after the Closing Date, upon the written request of Interest Seller and at Interest Seller’s sole cost and expense, Interest Purchaser shall file or cause to be filed a cause of action and to bring and pursue legal proceedings against such Tenant to collect any Delinquent Rent.

(iii) Advance Rent Payments. In the event that the Company shall have received payments of rent or other charges under any Lease that relates to a period beginning after the Adjustment Time, Interest Purchaser will receive a credit against the Interest Purchase Price for such amount of rent or other charges.

(iv) Electric Utilities Paid by Tenants. Electric utility payments made by any Tenant under the applicable Lease based on estimated electric utility usage during the rent period in which the Closing occurs shall be prorated as of the Adjustment Time. Interest Purchaser shall receive a credit at the Closing for any estimated electric utilities paid by a Tenant to the Company for the rent period in which the Closing occurs in an amount equal to the estimated electric utilities paid for such rent period multiplied by a fraction, the numerator of which is the number of days from and including the Closing Date through and including the last day of the rent period in which the Closing occurs, and the denominator of which is the total number of days in the rent period in which the Closing occurs. Interest Seller shall receive a credit at the Closing for any estimated electric utilities payable in the rent period in which the Closing occurs but not yet received by the Company in an amount equal to the unpaid estimated electric utilities multiplied by a fraction, the numerator of which is the number of days from and including the first day of the applicable rent period in which the Closing occurs through and including the day immediately preceding the Closing Date, and the denominator of which is the total number of days in the applicable rent period in which the Closing occurs. Interest Seller shall receive a credit or deduction, as applicable, at the Closing for the reconciliation of any estimated electric utility payments made during the rent period immediately prior to the rent period in which the Closing occurs.

(v) Operating Expenses Under Leases. All operating expenses, reimbursements, common area maintenance charges, taxes and other charges under any Lease (collectively, “Operating Expenses” and, together with Fixed Rent, collectively, “Rent”) paid by any Tenant under the applicable Lease shall be prorated as of the Adjustment Time. Interest Purchaser shall receive a credit at the Closing for any Operating Expenses paid by a Tenant to the Company for the rent period in which the Closing occurs in an amount equal to the Operating Expenses paid for such rent period multiplied by a fraction, the numerator of which is the number of days from and including the Closing Date through and including the last day of the rent period in which the Closing occurs, and the denominator of which is the total number of days in the rent period in which the Closing occurs. Interest Seller shall receive a credit at the Closing for any operating expenses payable in the rent period in which the Closing occurs but not yet received by the Company in an amount equal to the unpaid operating expenses multiplied by a fraction, the numerator of which is the number of days from and including the first day of the rent period in which the Closing occurs through and including the day immediately preceding the Closing Date, and the denominator of which is the total number of days in the rent period in which the Closing occurs.

(d) Taxes. Real property taxes and assessments will be prorated between Interest Seller and Interest Purchaser for the period for which such taxes are assessed, regardless of when payable. Any taxes paid at or prior to the Adjustment Time shall be prorated based upon the amounts most recently paid. If taxes and assessments for the fiscal year in which the Closing occurs or any prior years have not been paid before the Closing, Interest Purchaser shall be credited by Interest Seller at the time of payment of such taxes with an amount equal to that portion of such taxes, assessments, charges or rents which are ratably attributable to the period before the Adjustment Time. If taxes and assessments for the fiscal year in which Closing occurs have been paid before Closing, Interest Seller shall by credited by Interest Purchaser at the time of the Closing with an amount equal to that portion of such taxes and assessments which are ratably attributable to the period from and after the Adjustment Time. For the avoidance of doubt, the real property taxes for 2016 are the subject of the Real Property Tax Appeal, as defined and discussed in Section 5.13 and the Seller Parties have made two installment payments of the real property taxes for 2016 based on the real property taxes due for 2015. At Closing, the proration of the real property taxes for 2016 shall be based on the estimated real property taxes paid in 2016, with a reconciliation of such estimated real property taxes to the actual real property taxes due for 2016 in accordance with Section 1.4(f) and, following resolution of the Real Property Tax Appeal, further reconciliation of such real property taxes pursuant to Section 5.13. In addition, Interest Seller shall be responsible for and pay any costs associated with any reassessment, change in classification or other adjustments resulting in additional taxes for periods prior to the Adjustment Time.

(e) Tenant Security Deposits. Interest Seller shall grant to Interest Purchaser a credit in an amount equal to the aggregate of the unapplied Tenant security and other deposits under the Leases that are held by the Company in cash at the time of the Adjustment Time and are retained by the Interest Seller after the Closing, including all accrued interest thereon to the extent any Tenant may be entitled to receive such amounts in connection with the refund of any such deposit.

(f) Closing Statements; Calculation of Proration Items and Adjustment Items; Disputes.

(i) Applicable Time Period. Interest Seller will be charged and credited for the amounts of all of the Proration Items (other than Delinquent Rent and real property Taxes) relating to the period up to and including the Adjustment Time, and Interest Purchaser will be charged and credited for all of the Proration Items (other than real property Taxes) relating to the period after the Adjustment Time. Notwithstanding anything herein to the contrary, all prorations shall be made on the basis of the actual number of days of the time period which shall have elapsed prior to the Adjustment Time and based upon the actual number of days in the time period and a three hundred sixty five (365) day year. All prorations and adjustments made pursuant to this Section 1.4 shall be made without duplication whatsoever.

(ii) Closing Statement. Interest Seller has prepared and delivered to Interest Purchaser for its review and comment, a statement of estimated Proration Items, Adjustment Items and other credits and adjustments to the Unadjusted Purchase Price, together with all relevant supporting documentation (the “Closing Statement”) and the Parties have agreed on the contents of the Closing Statement. The Proration Items, Adjustment Items and other credits and adjustments reflected in the Closing Statement will be paid at the Closing by Interest Purchaser to Interest Seller (if the Proration Items, Adjustment Items, credits and adjustments result in a net credit to Interest Seller) or by Interest Seller to Interest Purchaser (if the Proration Items, Adjustment Items, credits and adjustments pursuant to this Section 1.4 result in a net credit to Interest Purchaser) by increasing or reducing the cash to be delivered by Interest Purchaser in payment of the Estimated Purchase Price at the Closing. As soon as practicable following the Closing and, in any event, on the later of sixty (60) days after the Closing or fifteen (15) Business Days following the date Interest Purchaser receives written notice of real estate taxes for 2016, Interest Purchaser shall prepare in good faith and deliver to Interest Seller for its approval, which approval shall not be unreasonably withheld, delayed or conditioned, an update to the Closing Statement (the “Adjusted Closing Statement”) which update will reflect Interest Purchaser’s calculation of the Proration Items, Adjustment Items and other credits and adjustments pursuant to Section 1.2(b), Section 1.4(b), Section 1.4(c), Section 1.4(d) and Section 1.4(e) as of the Adjustment Time based on the information available as of the preparation date.

(iii) Review by Accountants. If Interest Seller disagrees with any Proration Items, Adjustment Items or other adjustments or calculations on the Adjusted Closing Statement, it shall provide a notice to Interest Purchaser within sixty (60) days after Interest Seller’s receipt of the Adjusted Closing Statement setting forth the items with which it disagrees with reasonable detailed support in respect of such disagreement (the “Seller Objection Notice”). If the Parties are, after using their respective good faith efforts, unable to reach agreement on all such items within thirty (30) calendar days following the receipt by Interest Purchaser of a Seller Objection Notice, Interest Purchaser and Interest Seller shall, within fifteen (15) calendar days after the end of such thirty (30) day period, cause PricewaterhouseCoopers LLP (or, if they are unable or unwilling to serve, a firm of accountants of nationally recognized standing reasonably satisfactory to Interest Purchaser and Interest Seller) (the “Accountants”) to promptly review this Agreement and the disputed line items in the Adjusted Closing Statement for the purpose of resolving such dispute. In performing their review, the Accountants shall (A) apply only the calculations set forth in Exhibit I and the provisions of this Section 1.4, (B) determine the accurate application of such provisions to only those line items in the Adjusted Closing Statement as to which Interest Seller has disagreed and which Interest Purchaser and Interest Seller have been subsequently unable to reach agreement, and (C) limit their determination of the appropriate amount of each of the line items in the applicable Seller Objection Notice, and shall make a final determination in writing, binding on the Parties, of the appropriate amount with respect to each such line item by selecting either the position initially submitted to the Accountants by Interest Purchaser or the position initially submitted to the Accountants by Interest Seller pursuant to this Section 1.4(f)(iii) or an amount in between such amounts, that the Accountants believe is the most accurate calculation with respect to such disputed line item. The Accountants shall be required to deliver to Interest Purchaser and Interest Seller, as promptly as practicable, but no later than thirty (30) calendar days after the Accountants are engaged, a written report setting forth their resolution of the disputed line items. Interest Purchaser and Interest Seller shall promptly comply with all reasonable requests by the Accountants for information, books, records and similar items. Interest Seller and Interest Purchaser shall each pay fifty percent (50%) of the Accountants’ fees and expenses.

(iv) Final Payment. Within three (3) Business Days after (A) approval of the Adjusted Closing Statement by Interest Seller pursuant to Section 1.4(f)(ii) (B) the failure of Interest Seller to deliver a Seller Objection Notice within sixty (60) days of receipt of the Adjusted Closing Statement, or (C) the delivery of an Accountant’s written report pursuant to Section 1.4(f)(iii), (I) Interest Purchaser shall pay to Interest Seller, by wire transfer of immediately available funds to the account(s) designated by the Seller Parties pursuant to Section 1.3, an amount equal to the amount, if any, by which the net credit to Interest Seller is greater, or the net credit to Interest Purchaser is less, on the Adjusted Closing Statement (as finally determined pursuant to Section 1.4(f)(iii)) than the applicable credit taken into account in determining the Estimated Purchase Price payable at the Closing or (II) Interest Seller shall pay to Interest Purchaser, by wire transfer of immediately available funds to the account(s) designated in writing by Interest Purchaser, an amount equal to the amount, if any, by which the net credit to Interest Seller is less, or the net credit to Interest Purchaser is greater, on the Adjusted Closing Statement (as finally determined pursuant to Section 1.4(f)(iii)) than the applicable credit taken into account in determining the Estimated Purchase Price payable at the Closing.

(v) Prorations, Adjustment Items and other adjustments pursuant to this Section 1.4 shall not affect, be limited by, or be applied against any limitations, deductibles, thresholds or maximum amounts relating to the indemnification obligations and claims for Losses contained elsewhere in this Agreement. The Closing Statement shall contain the prorations and adjustments required by Section 1.2(b) and this Section 1.4. This Section 1.4 shall survive the Closing for the applicable statute of limitations.

ARTICLE II

INSPECTION AND TITLE MATTERS

2.1 Interest Purchaser’s Inspections.

(a) Company and Interest Seller have provided Interest Purchaser and its lenders, contractors, consultants and representatives with reasonable access, during normal business hours.

2.2 Title Matters.

(a) Prior to the execution and delivery of this Agreement, Interest Seller has made available to Interest Purchaser or its counsel, copies of (i) a current title commitment, or pro forma relating to the Property, together with all documents on Schedule B thereto; and (ii) a current ALTA/NSPS survey of the Property.

(b) It shall be a condition to Interest Purchaser’s obligation to Close that Company hold good and marketable fee simple title in and to the Premises at the time of Closing, and that Commercial Title Group, Inc. (the “Title Company”) shall be prepared to issue upon Closing, an owner’s policy of title insurance in the form of the Pro Forma Title Policy attached as Exhibit J to this Agreement (including all endorsements attached thereto) in the amount of the Purchase Price (the “Title Policy”), subject only to the matters set forth on such Title Policy.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the Disclosure Schedules referenced below in this ARTICLE III, each Seller Party and Seller Parent, jointly and severally, represents and warrants to the Purchaser Parties as follows:

3.1 Organization, Power and Authority of the Seller Parties. Each Seller Party and the Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has the requisite limited liability company power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by it, (ii) to perform its respective obligations hereunder and thereunder and (iii) to consummate the Transactions. Each Seller Party and the Company is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where required, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The execution and delivery by each Seller Party of this Agreement and all documents contemplated hereunder to be executed and delivered by such Seller Party and the consummation of the Transactions have been duly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of such Seller Party or its members are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by each Seller Party, when executed and delivered will have been, duly executed and delivered by each Seller Party and shall constitute the valid and binding obligation of such Seller Party, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity. Each Seller Party and the Company has the requisite limited liability company power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted.

3.2 Membership Interests. Interest Seller owns good, valid and marketable title to, and is the sole record and beneficial owner of, the Membership Interests, free and clear of all Liens and, upon (a) transfer of the Membership Interests to Interest Purchaser at Closing, and (b) Interest Purchaser’s payment of the Estimated Purchase Price in accordance with Section 1.3 hereof, good and valid title to the Membership Interests, free and clear of all Liens (other than restrictions under federal and state securities laws), will pass to Interest Purchaser.

3.3 Noncontravention; Consents.

(a) The execution and delivery by each Seller Party of this Agreement and all documents contemplated hereunder to be executed and delivered by each Seller Party do not, and the consummation of the Transactions contemplated hereunder and thereunder and compliance by each Seller Party with the provisions hereof and thereof will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, any material contractual obligation (including any right of any third party to purchase or be offered the opportunity to purchase the Property as a condition to the Transactions), or to a material loss of a benefit under, or result in the creation of any Lien upon the Membership Interests, the Property or any other asset of the Company under: (i) the Organizational Documents of such Seller Party or the Company, (ii) any Contract to which such Seller Party or the Company is a party or by which its properties or assets are bound, (iii) any Services Contract or Lease to which the Company is a party or by which the Property is bound, or (iv) any judgment, order, decree, statute, law, including the common law, ordinance, rule or regulation (collectively, “Laws”) applicable to such Seller Party or the Company or the Property.

(b) In connection with the execution and delivery of this Agreement and the Transactions contemplated by this Agreement, as applicable, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”) or other Person, is required (i) under any of the terms, conditions or provisions of any Law applicable to such Seller Party or the Company, or (ii) under any Contract to which a Seller Party or the Company is a party or by which the Company or any of its assets or properties may be bound, in connection with the execution and delivery by Seller Parties of this Agreement and all documents contemplated hereunder or the consummation by Seller Parties of the Transactions.

3.4 Capitalization and Subsidiaries. Interest Seller is the sole record and beneficial holder of the Membership Interests, which represent all of the issued and outstanding equity interests of the Company. The Membership Interests have been duly authorized, validly issued, and are fully paid and non-assessable and were issued free of preemptive (or similar rights). The Membership Interests are owned by Interest Seller free and clear of any options, right of first refusal, right of first offer, limitations on Interest Seller’s voting, distribution, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever. The Company does not own any equity securities of any entity or have any equity or other ownership interest in any entity, business or Person. Interest Seller has made available to the Purchaser Parties true, correct and complete copies of the Organizational Documents of the Company. There are no (i) securities convertible into or exchangeable for the equity interests or other securities of the Company; (ii) options, warrants or other rights to purchase or subscribe to equity interests or other securities of the Company or securities which are convertible into or exchangeable for equity interests or other securities of the Company; or (iii) equity equivalents, interests in the ownership of, or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem, exchange or otherwise acquire any equity interests in the Company. None of Interest Seller or the Company is a party to any members’ agreement (or the equivalent), voting trust agreement or registration rights agreement relating to any equity interests in the Company or any other Contract relating to disposition, voting or distributions with respect to any equity interests in the Company. All contributions of capital required to be made, on or before the date of this Agreement, by Interest Seller to the Company have been paid in full. Except with respect to the transactions contemplated by this Agreement, neither Interest Seller nor the Company is a party to any agreement, arrangement or understanding relating to the sale or disposition of all or any part of the Membership Interests or the sale or disposition of all or any part of the membership interests of Interest Seller. Prior to the date of this Agreement, all of the Membership Interests were offered and sold in compliance with all applicable federal and state securities Laws.

3.5 Ownership of Property. Except for leased Tangible Personal Property set forth on Schedule 3.5, which is the subject of legal, valid, binding and enforceable contracts permitting the Company to use such Tangible Personal Property for its business purposes, the Company owns good, valid and marketable title to all Property constituting personal property and good, valid and marketable fee title to all Property constituting real property, free and clear of any and all Liens, subject only to Permitted Exceptions. The Property constitutes all tangible and intangible assets, contracts and rights sufficient for the operation of the Company’s business after the Closing Date in accordance with the Company’s past practices prior to the date of this Agreement. Except as set forth on Schedule 3.5, there are no pending Bankruptcy proceedings involving the Company. Except as set forth on Schedule 3.5, there are no development or construction projects for which the Company has any obligation to pay for or reimburse a Tenant in accordance with the applicable Lease. True and correct copies of the following have been posted to the Data-Room: (i) certificates of occupancy for the Property and/or tenant spaces (to the extent applicable); and (ii) all Licenses and Permits.

3.6 Absence of Material Adverse Change. Since June 30, 2015, except as set forth in Schedule 3.6, there has not been: (i) except for matters arising out of or relating to this Agreement and the Transactions, any change in the business, financial condition or results of operations of the Company that had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) any loss, damage, condemnation or destruction to any of the properties of any of the Company that had a Material Adverse Effect (whether covered by insurance or not); (iii) any labor dispute or disturbance, litigation or any event or condition of any character that had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (iv) any sale, transfer or other disposition of assets of the Company other than in the ordinary course of business or as contemplated by this Agreement.

3.7 No Litigation. Except as set forth in Schedule 3.7, there is no Action or citation of any kind pending, or to the Knowledge of the Seller Parties, threatened (a) against Interest Seller, the Company, the Property or, with respect to the Transferred Asset, Asset Seller, (b) relating to the business, assets or properties of Interest Seller, the Company or, with respect to the Transferred Asset, Asset Seller or (c) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the Transactions. There is no outstanding judgment, injunction, order, decree or ruling to which Interest Seller, the Company, the Property or, with respect to the Transferred Asset, Asset Seller is subject.

3.8 Tax Matters.

(a) Taxes; Tax Returns. For periods commencing on or after January 1, 2012, except as set forth on Schedule 3.8(a): (i) all material Tax Returns required to be filed by or on behalf of the Company, the Property, the Transferred Asset, the Seller Parties and the Seller Parent (to the extent the nonfiling of Tax Returns would adversely impact the Company, the Property and the Transferred Asset) have been timely filed; (ii) all such Tax Returns are true, correct and complete in all material respects and have been posted to the Data-Room; (iii) all material Taxes (shown as due on such Tax Returns or otherwise) due and payable with respect to the Company, the Property and the Transferred Asset (and the Seller Parties and the Seller Parent, to the extent the nonpayment of such Taxes would adversely impact the Company, the Property or the Transferred Asset) have been timely paid; (iv) there are no pending or, to the Knowledge of the Seller Parties or the Seller Parent, threatened actions or proceedings for the assessment or collection of material Taxes against the Company, the Property or the Transferred Asset (or the Seller Parties or the Seller Parent, to the extent the nonpayment of such Taxes would adversely impact the Company, the Property or the Transferred Asset); (v) there are no Liens for any material Taxes on any assets of the Company (or on any assets of the Seller Parties or the Seller Parent, to the extent such Liens would adversely impact the Company, the Property or the Transferred Asset) other than liens for Taxes not yet due or payable or which Interest Seller or a Tenant is contesting in good faith through appropriate proceedings, as set forth on Schedule 3.8(a); (vi) to the Knowledge of the Seller Parties or the Seller Parent, no claim has been made by a Tax Authority in a jurisdiction where Tax Returns are not filed by or on behalf of the Company, the Property, the Transferred Asset, the Seller Parties and the Seller Parent (to the extent the nonfiling of Tax Returns would adversely impact the Company, the Property or the Transferred Asset) that any of such Parties is or may be subject to taxation by that jurisdiction; (vii) the Company is not a party to a Tax allocation or sharing agreement or similar agreement (and none of the Interest Seller, the Seller Parties or the Seller Parent is a party to such an agreement, to the extent the obligations of the Interest Seller, the Seller Parties or the Seller Parent under any such agreement would adversely impact the Company, the Property or the Transferred Asset); (viii) none of the Company, the Interest Seller, the Seller Parties or the Seller Parent has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and (ix) all material Taxes required to be withheld, collected or deposited by the Company (or Interest Seller to the extent the nonpayment of such Taxes would adversely impact the Company) have been timely withheld, collected or deposited and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority. For purposes hereof, “Tax” or “Taxes” means any and all federal, state or local income, gross receipts, license, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security and Medicare, employment or unemployment contributions, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or estimated, including any interest, penalty, or addition thereto, whether disputed or not and “Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with a Tax Authority.

(b) Extension of Statute of Limitations; Rulings. With respect to periods commencing on or after January 1, 2012, except as set forth on Schedule 3.8(b), (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company, the Property or the Transferred Asset may be subject (or to which the Seller Parties or Seller Parent may be subject, to the extent the nonpayment of such Tax would adversely impact the Company, the Property or the Transferred Asset); and (ii) neither the Company nor Interest Seller has made any written requests for rulings that are currently outstanding that could affect the Taxes of the Company. To the Knowledge of the Seller Parties, with respect to periods commencing before January 1, 2012, except as set forth on Schedule 3.8(b), (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject (or to which the Interest Seller, the Seller Parties or the Seller Parent may be subject, to the extent the nonpayment of such Tax would adversely impact the Company, the Property or the Transferred Asset); and (ii) neither the Company nor either Seller Party nor Seller Parent has made any written requests for rulings that are currently outstanding that could affect the Taxes of the Company, the Property or the Transferred Asset.

(c) Foreign Person. Neither Asset Seller nor DuPont Fabros Technology, L.P., a Maryland limited partnership and tax owner of Interest Seller, is a foreign person within the meaning of Section 1445(f) of the Code.

(d) Status. The Company is and has been properly classified for U.S. federal and New Jersey state income Tax purposes as a disregarded entity at all times since January 1, 2012.

(e) Taxes. To the Knowledge of the Seller Parties, (i) for periods beginning prior to January 1, 2012, all material Taxes due and payable by the Company have been paid in full and (ii) the Company has not had any employees with respect to which payroll, employment, social security, unemployment or disability taxes have been payable.

(f) Except as set forth on Schedule 3.8(f), Asset Seller has timely paid all Taxes which would have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien (other than a Permitted Exception) on the Transferred Asset.

(g) None of the Seller Parties nor the Company has received any written notice of any special assessment or standby fees which would affect the Property or the Transferred Asset after the Closing.

(h) None of the Seller Parties nor the Company has received any written notice of an increase in the real property tax assessment for the Property or the Transferred Asset.

(i) True, correct and complete copies of tax statements or assessments for all real property taxes against the Property for the current and the two prior calendar years have been posted to the Data-Room.

3.9 No Employees; Benefit Plans.

(a) The Company has not had any employees. The Company has not engaged any independent contractors to work for the Company for which a reasonable basis exists for the Internal Revenue Service or the State of New Jersey to determine that the individuals performing services are employees of the Company.

(b) The Company does not sponsor, maintain, contribute to or have any obligation to contribute to, and has not sponsored, maintained, contributed to or had any obligation to contribute to or has not had any liability (contingent or otherwise) with respect to any Employee Benefit Plan.

(c) Neither the Company nor any of its ERISA Affiliates has any obligation to contribute to, or liability relating to, a “multiemployer plan,” as defined in Section 3(37) of ERISA or a plan subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA. During the last six (6) years, neither the Company nor any of its ERISA Affiliates has incurred a Controlled Group Liability that has not been satisfied in full.

(d) No Employee Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and in which the Transferred Employees participate provides for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

3.10 No Condemnation. As of the date hereof, except as set forth on Schedule 3.10, (a) there are no pending or, to the Knowledge of the Seller Parties, threatened condemnation, expropriation, requisition or similar proceedings against the Property or any portion thereof, and (b) neither Interest Seller nor, to the Knowledge of the Seller Parties, the Company has received written notice that any such proceeding is contemplated.

3.11 Environmental Matters.

(a) Seller Parties have made available to the Purchaser Parties in the Data-Room, copies of all material environmental studies, investigations, reports, audits, assessments, licenses, permits, agreements and agency correspondence within the Seller Parties’ or the Company’s possession relating to the environmental condition of the Property or the Company’s compliance or noncompliance with Environmental Laws with respect to the Property. Seller Parties have made available to the Purchaser Parties the Preliminary Assessment Report prepared for SmithKline Beecham Pharmaceuticals by IT Corporation (dated June 27, 2000), the Remedial Investigation Report prepared for SmithKline Beecham by Roux Associates, Inc. (dated February 26, 2003), the letters from ENVIRON International Corporation to Whale Ventures LLC (dated June 26, 2007 and July 2, 2010), the Remedial Action Report prepared for Whale Ventures LLC by Roux Associates (dated July 9, 2013) and the Remedial Action Workplan Addendum prepared for GlaxoSmithKline by Roux Associates, Inc. (dated July 9, 2013) (collectively, the “Environmental Assessment Reports”).

(b) Except as set forth in the Environmental Assessment Reports (but excluding any reports to the extent they are merely referenced in the Environmental Assessment Reports) or as set forth on Schedule 3.11:

(i) To the Knowledge of the Seller Parties, the Company is, and for the past two (2) years, has been in material compliance with all applicable Environmental Laws, including holding all material Licenses and Permits required under Environmental Laws for the current use and operation of the Property, and is in material compliance with the terms and conditions of any of such Licenses and Permits;

(ii) To the Knowledge of the Seller Parties, there have been no releases of polychlorinated biphenyls (“PCBs”) from the Property, which have impacted Ambrose Brook, Rehobeth Creek or other off-site properties;

(iii) To the Knowledge of the Seller Parties, there have been no releases of PCBs from any containers or equipment used by the Company at the Property;

(iv) Since its formation, the Company has owned or leased only the Property and has not owned or leased any other real property;

(v) Neither Seller Parties nor the Company have made, nor have they been required under Environmental Law to make, any report or disclosure to any Governmental Entity relating to a release of Hazardous Materials at or from the Property;

(vi) To the Knowledge of the Seller Parties, the Property does not contain any inactive underground storage tanks or corresponding piping or dispenser systems;

(vii) Neither Seller Parties nor the Company have received any written notice of any violation, Environmental Claim, or pending Action arising under Environmental Laws regarding the Company or the Property, except to the extent such matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(viii) The Company has not treated or disposed of, or caused to be treated or disposed of, any Hazardous Materials at the Property or, except as authorized by Environmental Laws, at any off-site real property;

(ix) The Company has not voluntarily undertaken any material remediation, decontamination or cleanup of the Property or any off-site real property;

(x) To the Knowledge of the Seller Parties, the Company is not subject to any material remediation, monitoring or reporting requirements pursuant to Environmental Laws relating to environmental conditions on or affecting the Property. The Company is not subject to any order or judgment which establishes material liability or material ongoing obligations pursuant to Environmental Laws in connection with the Property;

(xi) To the Knowledge of the Seller Parties, during the past five (5) years, no employee or independent contractor of Seller Parties or Company has suffered any injury or exposure to Hazardous Materials while working in connection with the Property that has resulted in a material claim or has otherwise resulted in such Person being unable to perform his or her job duties;

(xii) There are no state or federal liens on the Property resulting from an environmental cleanup or remediation by any Governmental Entity or any third party;

(xiii) Except for the operations and maintenance obligations with respect to the onsite soil cap and berm containing PCB-impacted soils as set forth in the Remedial Action Report prepared for Whale Ventures LLC by Roux Associates, Inc. (dated January 13, 2009) and the applicable deed notice, the Company has not acquired via contract any current responsibilities to conduct remediation of the known existing environmental conditions or violations of Environmental Laws; and

(xiv) The sale of the Property and the Transferred Asset pursuant to this Agreement is not subject to ISRA.

(c) Notwithstanding any other provision of this Agreement, this Section 3.11 sets forth the Seller Parties’ sole and exclusive representations and warranties with respect to Hazardous Materials or any matters arising under, related to or regulated pursuant to any Environmental Law or any Action related thereto, the Company’s and the Seller Parties’ compliance with or liabilities under Environmental Laws, or other environmental matters.

3.12 Leases.

(a) Schedule 3.12(a) sets forth a list of the Leases currently in effect. Each Lease is a valid and subsisting lease. Except as set forth on Schedule 3.12(a)(i), the Company is not in material breach or default under any Lease and, to the Knowledge of the Seller Parties, no event of default by any other party to a Lease has occurred that has had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Property. Each Lease is valid, binding and in full force and effect against the Company and, to the Knowledge of the Seller Parties, against each of the other parties thereto. Except as set forth on Schedule 3.12(a)(ii), true, complete and correct copies of all Leases, any amendments thereto and any currently effective forbearance agreements (or their equivalent) with respect thereto have been made available to the Purchaser Parties in the Data-Room.

(b) No leasing commission remains payable by the Company in respect of any Lease (or renewal thereof) or any expansion option under such Lease that has been exercised.

(c) Except as set forth on Schedule 3.12(c), there are no unexpired option agreements, rights of first offer, right of first refusal, or the equivalent with respect to the Company or the Property or any portion thereof other than those (i) where the beneficiary of such option or right is obligated to exercise such option or right at a fair market value of the Property, (ii) contained in the Leases or (iii) which are disclosed in real estate public records.

(d) Attached hereto as Exhibit K and by this reference made a part hereof, is a true and accurate rent roll, as of the date hereof, for the Property (the “Rent Roll”), which lists, based on each Lease (including all addenda, supplements and modifications thereof), each Tenant, the approximate gross leasable critical load power for each Tenant, the Lease commencement and expiration dates for each Tenant, the annual or monthly Fixed Rent and Operating Expenses (and or taxes or other charges (including utility payments) payable by such Tenant). Exhibit K also sets forth all annual or monthly Fixed Rent and Operating Expenses (or other taxes or charges) currently due and owing (but unpaid) for each Tenant, and the security deposit held by the Company for each Tenant (if any).

(e) Neither the Company nor Interest Seller has received any written notice of default which remains uncured from the tenant under any of the Leases as to the obligations of the Company as landlord under any such Leases. To the Knowledge of the Seller Parties there are no outstanding work obligations or tenant improvements required to be performed by the landlord under the existing Leases which will not be completed by the Closing. Except as set forth on Schedule 3.12(e), there is no pending litigation or proceedings brought by Company or Interest Seller against any Tenant or by any Tenant against Company or Interest Seller.

(f) To the Knowledge of the Seller Parties, other than the Leases, no party has been granted any lease, material license, and/or other rights relating to the use or possession of any portion of the Property.

(g) There are no tenant allowances (payments required to be made by Company, as landlord, to a Tenant, including reimbursements for tenant improvements made by a Tenant) or inducement costs, prepaid Rents, rent concessions or abatements due to any of the Tenants shown on said Rent Roll that may be payable after the Closing Date.

(h) The Company has not received any written notice that there is any action, voluntary or involuntary, pending against any Tenant under the bankruptcy or insolvency or similar federal or state statute.

(i) All reconciliations with the Tenants for any prior calendar years (2015 or earlier) as to the payment of their pro rata share of CAM charges have been completed, including if applicable, the payment of any refund to a Tenant or any credit to be granted against rent payments due and owing under their Lease, and none of the Company or Interest Seller has received any written notice from any of the Tenants in which such Tenant claims that it has overpaid Operating Expenses which, as of the date hereof, remains outstanding or unresolved.

(j) Neither Company nor Interest Seller has received any written request by any Tenant to assign its Lease or to sublease its leased premises or part thereof that is under consideration by Company or Interest Seller.

(k) Schedule 3.12(k) sets forth a true and correct list of all current written offers to lease any part of the Property which are under consideration by Company or Seller Parties. For the avoidance of doubt none of the Seller Parties makes any representation or warranty regarding the validity, enforceability or binding nature of any such offer.

(l) True and complete copies of the following have been posted to the Data-Room: (i) accounts receivable and arrears report for Rent and other payments under the Leases for the past two (2) years; (ii) a current budget for payment of common area operating expenses and taxes; and (iii) a list of any capital improvements completed by the Company or Seller Parties within the last twelve (12) months.

3.13 Contracts.

(a) Schedule 3.13(a) sets forth a true and complete list of all of the service, management, maintenance, repair, construction and other contracts of the Company, including those relating to the ownership and operation of the Property (the “Services Contracts”). Interest Seller has delivered to Interest Purchaser true and complete copies of all Services Contracts (together with all amendments, waivers or other changes thereto) listed on Schedule 3.13(a). Neither Company nor Interest Seller has given to, or to the Knowledge of the Seller Parties received from, any other party to a Services Contract any written notice of default.

(b) Other than the Leases, the Services Contracts are the Company’s only Contracts and each Services Contract is a legal, valid, binding and enforceable obligation of the Company and, to the Knowledge of the Seller Parties, each other party thereto, in accordance with their respective terms. The Company and, to the Knowledge of the Seller Parties, each other party thereto, has performed all obligations required to be performed by it in all material respects and is not in material default under or in breach of, or in receipt of any written or oral claim of default or breach under, any Services Contract. No event has occurred or circumstances exist that, with the lapse of time or the giving of notice or both, would constitute a material default or breach thereof by the Company or, to the Knowledge of the Seller Parties, any of the other parties thereto. The Company has not received written or oral notice that any party to any Services Contract intends to cancel or terminate any such Services Contract or to exercise or not to exercise any option to renew thereunder.

(c) Schedule 3.13(c) sets forth a true and complete list of all material contracts relating to the Transferred Asset (the “Solar Contracts”). Asset Seller has delivered to Asset Purchaser true and complete copies of all Solar Contracts (together with all amendments, waivers or other changes thereto) listed on Schedule 3.13(c). Asset Seller has not given to, or to the Knowledge of the Seller Parties received from, any other party to a Solar Contract any written notice of default.

(d) The Solar Contracts are the only Contracts material to the Transferred Asset, and each Solar Contract is a legal, valid, binding and enforceable obligation of the Asset Seller and, to the Knowledge of the Seller Parties, each other party thereto, in accordance with their respective terms. Asset Seller and, to the Knowledge of the Seller Parties, each other party thereto, has performed all obligations required to be performed by it in all material respects and is not in material default under or in breach of, or in receipt of any written or oral claim of default or breach under, any Solar Contract. No event has occurred or circumstances exist that, with the lapse of time or the giving of notice or both, would constitute a material default or breach thereof by Asset Seller or, to the Knowledge of the Seller Parties, any of the other parties thereto. Asset Seller has not received written or oral notice that any party to any Solar Contract intends to cancel or terminate any such Solar Contract or to exercise or not to exercise any option to renew thereunder.

3.14 Financial Advisor. No broker, investment banker, financial advisor or other Person, other than Stifel, Nicolaus & Company, Incorporated, the fees and expenses of which will be paid by the Seller Parties, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller Parties or the Company.

3.15 Insurance. Schedule 3.15 sets forth a complete and correct list of all insurance policies maintained, owned or held by the Company relating to the Property or for which the Company is obligated to pay all or a part of the premiums, true and complete copies of which have been made available to the Purchaser Parties prior to the date hereof.

3.16 No Insurance Notice. No written notice has been received from any insurance company that has issued a policy with respect to any portion of the Property or from any board of fire underwriters (or other body exercising similar functions), claiming any defects or deficiencies or requiring the performance of any repairs, replacements, alterations or other work.

3.17 Compliance with Laws. Except as set forth in Schedule 3.17, to the Knowledge of the Seller Parties, the Company and the Property have complied in all material respects and are in compliance in all material respects with all applicable Laws. To the Knowledge of the Seller Parties, the Improvements, as designed and constructed, substantially comply with all statutes, restrictions, regulations and ordinances applicable thereto.

3.18 Access. To the Knowledge of the Seller Parties, no fact or condition exists which would result in the termination of the current access from the Property to any presently existing public highways and/or roads adjoining or situated on the Property.

3.19 Utilities. To the Knowledge of the Seller Parties, the existing water, sewer, gas and electricity lines, storm sewer and other utility systems serving the Premises are adequate to serve the current and contemplated utility needs of the Property. True and complete copies of the utility bills for the past twelve (12) months have been posted to the Data-Room.

3.20 No Structural Defects. To the Knowledge of the Seller Parties, there are no structural defects in any of the buildings or other Improvements constituting the Property.

3.21 Affiliate Transactions. Except as set forth in Schedule 3.21, (a) there are no Contracts, Leases, liabilities, obligations or other existing arrangements between the Company, on the one hand, and either (i) any Seller Party or (ii) any Affiliate of any Seller Party, on the other hand (each, an “Affiliate Contract”), and (b) neither the Company nor any officer or director of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company.

3.22 Title to Transferred Asset.

(a) Asset Seller has good and valid title to the Transferred Asset and all right to the issuance of SRECs based upon the generation of electricity therefrom, free and clear of all Liens, except for Permitted Exceptions.

(b) The Transferred Asset was constructed and completed in compliance with the following: (i) that certain Engineering, Procurement and Construction Agreement dated June 29, 2011 (the “Solar Construction Agreement”), between Asset Seller and SunPower Corporation, Systems, (ii) the Scope of Work, as defined and set forth in the Solar Construction Agreement, and (iii) all Laws applicable to the Property and the Transferred Asset.

(c) All necessary Licenses and Permits, zoning, variances Contractor Permits and any and all other approvals, (including all governmental approvals) required or necessary for the engineering, construction, installation, completion, Start-up, Commissioning Completion and Final Completion of the System at the Site (as the foregoing capitalized terms are defined in the Solar Construction Agreement) were obtained by Asset Purchaser or the contractor under the Solar Construction Agreement and, to the extent required by Law, remain in full force and effect.

(d) All interconnection facilities required to interconnect the System to the Distribution System in accordance with the Interconnection Agreement, Applicable Laws (as the foregoing capitalized terms are defined in the Solar Construction Agreement) and otherwise required pursuant to the Solar Construction Agreement have been completed in accordance and compliance with such Solar Construction Agreement.

(e) The electricity generated by the Transferred Asset qualifies for the issuance of SRECs, and all registration, compliance, reporting and record-keeping requirements as of the Closing Date have been satisfied.

(f) All books and records relating to the Transferred Asset and the SRECs have been made available to Asset Purchaser and are complete and correct in all material respects.

3.23 Financial Statements. Interest Seller has made available to Interest Purchaser: (a) unaudited balance sheets of the Company as of December 31, 2015, December 31, 2014 and December 31, 2013, and the related unaudited statements of operations and comprehensive income for each of the three (3) fiscal years ended on such dates (collectively, the “Annual Financial Statements”), and (b) an unaudited balance sheet of the Company as of March 31, 2016, and the related unaudited statements of operations and comprehensive income for the three months then ended (collectively, the “Unaudited Interim Financial

Statements”, and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) fairly present the financial condition and the results of operations of the Company as at the respective dates of, and for the periods referred to in, the Financial Statements, and (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the dates set forth therein and for the respective periods covered thereby, subject to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes; provided, that the Financial Statements do not contain all of the adjustments and other information as is required by Regulation S-X under the Securities Act of 1933, and may not be relied upon as “carve-out” financial statements within the meaning thereof.

3.24 Books and Records. The Company’s books and records are complete and correct in all material respects.

3.25 Intellectual Property. To the Knowledge of the Seller Parties, the conduct of the business of the Company does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person.

3.26 Condition. To the Knowledge of the Seller Parties, all of the Company’s equipment, machinery comprising the Property and other tangible personal property and assets are in good condition and repair, subject to ordinary wear and tear, in all material respects and are fit for use by the Company in accordance with the past practice of the Company. True and correct copies of all warranties and guaranties with respect to the Property, including the Improvements and Tangible Personal Property have been posted to the Data-Room.

3.27 No Undisclosed Liabilities. To the Knowledge of the Seller Parties, neither of the Seller Parties nor the Company has any material liability or obligation, whether absolute, accrued, contingent or otherwise, relating to the Transferred Asset or the Property, as applicable, for which Interest Purchaser or Company would be liable after Closing, other than (i) liabilities or obligations under the Services Contracts relating to periods on or after the Closing, (ii) as disclosed in the Title Policy and (iii) as set forth in the Transition Services Agreement.

3.28 Privacy and Data Security. To the knowledge of the Seller Parties, no Person (including any Governmental Entity) has commenced any Action relating to the Seller Parties’ information privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of the Seller Parties, or, to the Knowledge of the Seller Parties, threatened any such Action, or made any complaint, investigation or inquiry relating to such practices. To the knowledge of the Seller Parties, the Company has not in the past five years experienced any material loss, damage, or unauthorized access, disclosure, use or breach of security of any information in the Seller Parties’ possession, custody or control, or otherwise held or processed on its behalf, including, without limitation, any breach requiring notification under applicable data breach notification Laws.

3.29 LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE COMPANY (INCLUDING THE PROPERTY), MEMBERSHIP INTERESTS AND TRANSFERRED ASSET ARE BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS AS OF THE CLOSING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND DOCUMENTS EXECUTED AND DELIVERED TO THE PURCHASER PARTIES OR THEIR REPRESENTATIVES PURSUANT HERETO (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NO SELLER PARTY NOR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY ANY SELLER PARTY OR ANY AFFILIATES THEREOF TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLER PARTIES, ANY

AFFILIATE OF A SELLER PARTY, THE COMPANY, THE MEMBERSHIP INTERESTS, THE PROPERTY, THE TRANSFERRED ASSET OR THE TRANSACTIONS, AND THE SELLER PARTIES HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND DOCUMENTS EXECUTED AND DELIVERED TO THE PURCHASER PARTIES OR THEIR REPRESENTATIVES PURSUANT HERETO (AS MODIFIED BY THE DISCLOSURE SCHEDULES), THE SELLER PARTIES HEREBY DISCLAIM ANY AND ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER PARTIES OR THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS OR REPRESENTATIVES. NO SELLER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO ANY PURCHASER PARTIES REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY, THE MEMBERSHIP INTERESTS, THE PROPERTY OR THE TRANSFERRED ASSET. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SECTION OF THE DISCLOSURE SCHEDULES SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGEMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

Except as set forth in the Disclosure Schedules delivered by the Purchaser Parties to the Seller Parties and dated of even date herewith, each Purchaser Party, jointly and severally, represents and warrants to the Seller Parties as follows:

4.1 Organization, Power and Authority of the Purchaser Parties. Each Purchaser Party is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite limited liability company power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Purchaser Party has the requisite limited liability company power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by it, (ii) to perform its obligations hereunder and thereunder, and (iii) to consummate the Transactions. The execution and delivery by each Purchaser Party of this Agreement and all documents contemplated hereunder to be executed and delivered by such Purchaser Party and the consummation by it of the Transactions have been duly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of such Purchaser Party or its member are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by each Purchaser Party, when executed and delivered, will have been, duly executed and delivered by such Purchaser Party and shall constitute the valid and binding obligation of such Purchaser Party, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity.

4.2 Noncontravention; Consents.

(a) The execution and delivery by each Purchaser Party of this Agreement and all documents contemplated hereunder to be executed and delivered by each Purchaser Party do not, and the consummation of the Transactions contemplated hereunder and thereunder and compliance by each Purchaser Party with the provisions hereof and thereof will not, conflict with, or result in any violation of, or result in the creation of any Lien upon any of such Purchaser Party’s assets under: (i) the Organizational Documents of such Purchaser Party, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other agreement or instrument applicable to such Purchaser Party, or (iii) any Laws applicable to such Purchaser Party.

(b) In connection with the execution and delivery of this Agreement and the Transactions contemplated by this Agreement, as applicable, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required under (i) any of the terms, conditions or provisions of any Law applicable to such Purchaser Party or by which its properties or assets may be bound, or (ii) any Contract to which a Purchaser Party is a party or by which a Purchaser Party or any of its assets or properties may be bound, in connection with the execution and delivery by the Purchaser Parties of this Agreement and all documents contemplated hereunder or the consummation by the Purchaser Parties of the Transactions, except for such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Purchaser Material Adverse Effect.

4.3 Financial Advisor. No broker, investment banker, financial advisor or other Person, other than CBRE Group, Inc. (retained by Purchaser as market consultant), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser Parties.

4.4 Litigation. There is no Action ongoing or pending or, to Purchaser’s Knowledge, threatened against or affecting the Purchaser Parties that, individually or in the aggregate, if decided adversely to the Purchaser Parties, would have a Purchaser Material Adverse Effect.

4.5 Investment Representation. Interest Purchaser is purchasing the Membership Interests for its own account and not with a view to the sale or distribution thereof (within the meaning of the securities laws). Interest Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933.

4.6 1603 Grant Eligibility. Asset Purchaser is not a Grant Disqualified Person.

ARTICLE V

COVENANTS

5.1 Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, the Purchaser Parties and the Seller Parties will use Commercially Reasonable Efforts to promptly take, or cause to be taken, as applicable, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents, permits and approvals from Governmental Entities, if applicable, and making all necessary registrations as to which such consent, approval or waiver relates and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, if applicable, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) subject to the terms of ARTICLE VII, defending themselves in any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) executing and delivering any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement (including customary releases, chain of title documentation or similar instruments).

5.2 Public Announcements. The Parties shall consult with each other before making any public announcement with respect to this Agreement and the Transactions (collectively, the “Subject Matter”), and none of the Parties shall make any such public announcement prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without obtaining the other Parties’ consent, make a public announcement regarding the

Subject Matter as may be required by applicable Law, the regulations of the United States Securities and Exchange Commission (the “SEC”) or the applicable rules of any stock exchange if it is not reasonably practicable to consult with the other Party before making any public announcement regarding the Subject Matter.

5.3 Confidentiality.

(a) As of the Closing Date, the confidentiality agreement dated as of February 11, 2016 between Quality Technology Services, LLC and Seller Parent (as amended from time to time, the “Confidentiality Agreement”) shall terminate and be of no further force and effect.

(b) For a period of three (3) years following the Closing, (i) the Purchaser Parties shall, and, shall cause the Company and its Representatives (as such term is defined in the Confidentiality Agreement) to, keep confidential and not use for any purpose all nonpublic information regarding the Seller Parties or any of their Affiliates of which the Purchaser Parties or the Company may be aware and (ii) the Seller Parties shall keep confidential and not use for any purpose all nonpublic information regarding the Company of which the Seller Parties’ may be aware. Notwithstanding the foregoing, the restrictions set forth in the foregoing clauses (i) and (ii) shall not apply to confidential information which (x) at the time of disclosure is generally available to the public (other than as a direct or indirect result of a disclosure by the Purchaser Parties or the Seller Parties (as applicable) and (y) was available to the Purchaser Parties or the Seller Parties (as applicable) on a non-confidential basis from a source that is not and was not prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality.

5.4 Conveyance Taxes. The Purchaser Parties and the Seller Parties will reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the Transactions, which fees and expenses shall be paid fifty percent (50%) by the Purchaser Parties and the remaining fifty percent (50%) by the Seller Parties, except for income taxes imposed on Asset Seller or the members of Interest Seller, which shall remain the sole obligation of each such Party.

5.5 Tax Treatment; Tax Returns. For all U.S. federal, state and local income Tax purposes and other Tax purposes (but not including property Tax or Conveyance Tax purposes) where permitted, the sale and purchase of the Company shall be treated as the sale and purchase of the assets of the Company subject to only certain of the liabilities of the Company. Both Interest Seller and Interest Purchaser shall file all U.S. federal, state and local Tax Returns in a manner consistent with such treatment. Interest Seller shall prepare all Tax Returns of the Company for periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”). For the avoidance of doubt, the Interest Seller shall prepare income tax returns for filing with the IRS and the State of New Jersey for all activities of the Company for all periods ending on or prior to the Closing Date. Interest Purchaser shall prepare and file all Tax Returns of the Company for periods including the Closing Date but ending after the Closing Date (“Straddle Tax Periods”); provided, that Interest Purchaser shall provide to Interest Seller drafts of such Tax Returns for Straddle Tax Periods no later than fifteen (15) Business Days prior to the applicable due date. Interest Purchaser shall consider in good faith comments or proposed adjustments to such draft Tax Returns for Straddle Tax Periods received from Interest Seller not less than seven (7) Business Days prior to the applicable due date. Interest Seller shall be entitled to all Tax refunds for Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date, unless otherwise specifically provided in this Agreement. Interest Purchaser shall be responsible for preparing and filing all other Tax Returns of the Company and of Interest Purchaser with respect to the Company and its assets and income relating to periods after the Closing Date.

5.6 Allocation of the Purchase Price. Prior to the Closing, Interest Purchaser has prepared and provided to Interest Seller an allocation of the Estimated Purchase Price among the Property, which includes an allocation to the unimproved land that does not exceed the most recent assessment by the Piscataway Tax Assessor of $7,940,000, and Interest Seller has agreed to such allocation of the Purchase Price. On or prior to the date on which they are required to be filed under applicable Law, including any extensions of the applicable filing deadline, each of the parties shall file all Tax Returns, and forms, schedules and attachments to Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with the allocation of the Purchase Price agreed to. All such Tax filings by Asset Purchaser and Asset Seller and Seller Parent shall reflect the Asset Purchase Price being paid for the Transferred Asset.

5.7 Termination of Rights to DFT Names and DFT Marks. Each of the Purchaser Parties acknowledges and agrees that as between the Purchaser Parties and their respective Affiliates (including, following the Closing, the Company), on the one hand, and the Seller Parties and their respective Affiliates, on the other hand, all right, title and interest in and to the DFT Names and DFT Marks are owned exclusively by the Seller Parties and their respective Affiliates. The Purchaser Parties and their respective Affiliates (including, following the Closing, the Company) shall have no rights in or to any DFT Names and DFT Marks, and the Purchaser Parties and their respective Affiliates shall not use any DFT Names and DFT Marks. Neither the Purchaser Parties nor any of their respective Affiliates shall contest the ownership or validity of any rights of the Seller Parties or any of their respective Affiliates in or to any of the DFT Names and DFT Marks. After the Closing Date, the Purchaser Parties and their respective Affiliates will not expressly, or by implication, do business as or represent themselves as having any affiliation, connection or other association with the Seller Parties or any of their respective Affiliates. Furthermore, each of the Purchaser Parties acknowledges and hereby agrees that (a) the rights of the Company to any of the DFT Names and DFT Marks pursuant to the terms of any trademark agreements between the Seller Parties and any of their respective Affiliates, on the one hand, and the Company, on the other hand, shall terminate on the Closing Date; and (b) on the Closing Date, the Purchaser Parties and their respective Affiliates shall cease and discontinue all uses of the DFT Names and DFT Marks, either alone or in combination with other words, and all service marks, trademarks and trade names similar to the DFT Names and DFT Marks or embodying any of the foregoing alone or in combination with other words, on any and all items and materials of the Company (to the extent any such uses exist as of the Closing Date).

5.8 Distributions. Nothing in this Agreement shall be deemed to prohibit or limit in any manner, and the Seller Parties and the Company shall be permitted to, declare, set aside and/or pay any cash dividend or distribution in respect of capital stock, partnership interests, limited liability company or membership interests or other securities or equity interests, whether or not in the ordinary course of business. Notwithstanding anything to the contrary contained in this Agreement, certain accounts of the Company shall continue to be subject to the Seller Parties’ and their Affiliates’ daily cash “sweep”. Such cash “sweeps” shall be terminated prior to the Closing.

5.9 Post-Closing Access. After the Closing, Interest Purchaser will, from time to time, upon reasonable prior notice and during normal business hours, afford the Seller Parties reasonable access to all books and records related to the Company for any periods ending on or before the Closing Date, including all accounting records and data, for tax, accounting or other legal or compliance purposes. Interest Purchaser will, and will cause the Company to, maintain all books and records for the maximum time period required to comply with all applicable federal and state audit periods. Notwithstanding any other provision of this Agreement, the Seller Parties shall be under no obligation to provide Interest Purchaser or the Company any U.S. federal, state or local income Tax Returns of any Seller Party or any Affiliate of any Seller Party other than the Company.

5.10 Financial Statements. The Seller Parties shall, from time to time, upon reasonable notice from the Purchaser Parties, at the sole cost and expense of the Purchaser Parties, provide the Purchaser Parties and their respective Representatives with access to the financial information in their possession relating solely to the Company and the Property which is reasonably necessary in the opinion of the outside third party accountants (the “Parent Accountants”) of QualityTech, LP (“Purchaser Parent”) to enable Purchaser Parent and the Parent Accountants to timely prepare financial statements in compliance with any and all requirements of (i) Rule 3-14 of Resolution S-X of the SEC, (ii) any other rule or Law passed by the SEC or securities exchange as applicable to Purchaser Parent, and (iii) any registration statement, report or disclosure statement filed or reported with the SEC by, or on behalf of, Purchaser Parent.

5.11 Resignations. The Seller Parties shall obtain and deliver to the Purchaser Parties at the Closing evidence reasonably satisfactory to the Purchaser Parties of the resignation or removal, effective as of the Closing Date, of those directors, officers or managers, as applicable, of the Company (the “Seller Resignations”).

5.12 Electronic Data Room. The Seller Parties shall cause to be delivered to the Purchaser Parties an electronic copy of the complete contents of the Data-Room (on CD-ROM or comparable media) no later than three (3) Business Days following Closing.

5.13 Real Property Taxes.

(a) Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that Interest Seller has appealed certain real property Taxes attributable to the Property pursuant to an appeal pending in the Tax Court of New Jersey, styled Whale Ventures, LLC v. Township of Piscataway, Docket No. 003447-2016 (the “Real Property Tax Appeal”). Interest Seller shall be responsible for, and shall receive the benefit of, any additional real property Taxes and any Tax rebates or refunds attributable to periods prior to the Closing Date and such Real Property Tax Appeal; provided, that Interest Seller shall not be responsible for (or receive the benefit of) any such Taxes (or rebates or refunds) to the extent the Unadjusted Purchase Price was adjusted downward (or upward) pursuant to ARTICLE I determined after taking into consideration all adjustments provided for therein, on account of such Taxes (or rebates or refunds). If Interest Seller is entitled to the benefit of any rebate or refund pursuant to this Section 5.13, then upon receipt by or on behalf of Purchaser or its Affiliates of any such rebate or refund, Interest Purchaser shall within ten (10) days’ pay to Interest Seller an amount equal to the remaining portion of such rebate or refund to which Interest Seller is so entitled less (i) the amounts due to Tenants under the Leases as in effect as of the Closing Date, and (ii) an amount equal to Interest Purchaser’s documented out-of-pocket expenses incurred in connection with the Real Property Tax Appeal that are not allocable to Tenants under the Leases as in effect as of the Closing Date. For the avoidance of doubt, any reassessment, change in classification or other adjustment resulting in additional taxes for periods prior to the Adjustment Time shall be paid by Interest Seller.

(b) Interest Purchaser and the Company shall be responsible for the Real Property Tax Appeal; provided, however, that neither Interest Purchaser nor the Company shall settle, compromise or dismiss the Real Property Tax Appeal without the prior written consent of Interest Seller, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, Interest Seller, at its expense, shall have the right, but not the obligation, to, as applicable, initiate, control and continue (but not settle, compromise or dismiss, except as expressly provided below) the Real Property Tax Appeal or related proceedings, including the employment of counsel reasonably satisfactory to Interest Purchaser, and shall promptly provide to Interest Purchaser all material information relating to such appeal or proceedings as and when such information becomes known to Interest Seller, together with such other information as Interest Purchaser may reasonably request. In the event Interest Seller elects to take control of the Real Property Tax Appeal, Interest Seller may not settle or compromise the Real Property Tax Appeal or any related proceeding without Interest Purchaser’s prior written consent, which consent shall not unreasonably be withheld.

5.14 Solar Renewable Energy Credits. The Parties agree to cooperate in good faith to effectuate the terms of this Agreement with respect to SRECs and to satisfy SREC compliance requirements, including but not limited to, the execution and/or filing of relevant forms and documents and the sharing of relevant records.

5.15 Transfer of Excluded Assets. Prior to the Closing, Interest Seller shall cause the Company to assign, transfer and convey all of its rights, title and interest in and to the Excluded Assets pursuant to an assignment and assumption agreement substantially in the form of Exhibit H hereto.

5.16 No 1603 Grant Recapture. Asset Purchaser hereby agrees that from the Closing Date to December 31, 2016, Asset Purchaser shall:

(a) Not sell or otherwise dispose of the Transferred Asset to a Grant Disqualified Person;

(b) Not cause the Transferred Asset to no longer constitute “specified energy property” within the meaning of the 1603 Grant Treasury Guidance;

(c) Impose the restrictions set forth in clauses (a) and (b) above on any transferee of the Transferred Asset and require that such restrictions be imposed on any subsequent transferee;

(d) Provide to Asset Seller any and all information required to complete the Section 1603 Grant annual report for the year ended December 31, 2016; and

(e) Without limiting Asset Seller’s right to indemnity under this Agreement, be jointly liable to the U.S. Government for any recapture associated with the Section 1603 Grant made with respect to the Transferred Asset and obtain an agreement from any subsequent transferee of the Transferred Asset to be jointly liable for any recapture of the Section 1603 Grant.

5.17 Employee Matters.

(a) On or prior to the Closing, Interest Purchaser shall, or shall cause one of its Affiliates to, offer employment to each employee employed by Interest Seller’s Affiliate immediately prior to such date who is listed on Schedule 5.17. Interest Purchaser’s or its Affiliate’s offer of employment to each such employee shall be for employment commencing immediately following the Closing. For the purposes hereof, all employees who accept Interest Purchaser’s offer of employment and commence employment on the Closing Date are hereinafter referred to collectively as the “Transferred Employees.”

(b) For the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Interest Purchaser shall provide, or shall cause its Affiliates to provide, each Transferred Employee (i) with compensation (including base salary or wages rates and target bonus or commission, but excluding equity-based incentive opportunities) that is not less favorable than the base salary or wage rates and target bonus or commission provided to such Transferred Employee immediately prior to the Closing, and (ii) with employee benefits that are substantially similar in the aggregate to the employee benefits provided to similarly-situated employees of Interest Purchaser or its Affiliates. Interest Purchaser agrees that, from and after the Closing Date, Interest Purchaser shall, and shall cause its Affiliates to, grant each Transferred Employee credit for any service with Interest Seller, the Company, or any of their Affiliates (including service with any predecessor employer if so credited under an analogous plan) earned prior to the Closing Date (A) for eligibility and vesting purposes and (B) for purposes of paid time off accrual and determination of level of severance pay under any Employee Benefit Plan that may be established or maintained by Interest Purchaser or its Affiliates (including, as of the Closing, the Company), on or after the Closing Date (the “New Plans”) to the same extent such service was recognized as of immediately prior to the Closing by Interest Seller, the Company, or any of their Affiliates under an analogous plan, but not to the extent such service recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (1) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable plan in which such Transferred Employee participated immediately before such replacement; and (2) Interest Purchaser hereby agrees that Interest Purchaser shall, or shall cause its Affiliates (including, as of the Closing, the Company) to (I) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods, and, to the extent permitted under any applicable employee benefit plan or underlying policy, evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Transferred Employee (or covered dependent thereof) under any plan as of the Closing and (II) cause any covered expenses incurred during the plan year in which commencement of participation in such New Plan begins and prior to the Closing Date by a Transferred Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance, and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan. Nothing in this Section 5.17(b) shall prevent the Purchaser or its applicable Affiliate from terminating the employment of any of the Transferred Employees for Cause prior to the first anniversary of the Closing Date.

(c) The Seller Parties and the Purchaser Parties shall reasonably cooperate in good faith in achieving the intended purpose of this Section 5.17(c). In furtherance of the foregoing, Interest Seller or one of its Affiliates shall provide Interest Purchaser reasonable data and information necessary for Interest Purchaser and its Affiliates to comply with Section 5.17(c).

(d) No provision of this Section 5.17 shall create any third party beneficiary or other rights in any Transferred Employee or former employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with Interest Purchaser, the Company, or their Affiliates, and no provision of this Section 5.17 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plans or any similar plan or arrangement which may be maintained by Interest Seller, Interest Purchaser, the Company, or their respective Affiliates. Nothing contained in this Section 5.17 shall constitute or be deemed to be an amendment to any Employee Benefit Plan or any other compensation or benefit plan, program or arrangement of Interest Seller, Interest Purchaser, the Company, or their respective Affiliates.

(e) For the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Seller Parent shall not, and shall cause its subsidiaries not to, directly or indirectly solicit, recruit or hire any Transferred Employee; provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at the Transferred Employees and the subsequent hiring of any Transferred Employee that responds to such general solicitation after such one-year period, or (ii) Seller Parent or any of its subsidiaries from soliciting, recruiting or hiring any Transferred Employee who has ceased to be employed or retained by Purchaser or one of its Affiliates for at least six (6) months.

5.18 Guarantee. At the Closing, the Purchaser Parties shall arrange for a substitute instrument to fully replace and release Seller Parent or its applicable Affiliate as issuer, guarantor, credit support provider or account party with respect to the letter of credit by or on behalf of the Company set forth on Schedule 5.18 (the “Guarantee”). To the extent the Purchaser Parties are unable to obtain a substitute or replacement instrument, or to the extent the beneficiary or counterparty under the Guarantee does not accept any such substitute instrument, the Purchaser Parties shall arrange for Seller Parent and its Affiliates to be indemnified, defended and held harmless by a creditworthy entity reasonably acceptable to Seller Parent, against, and for the reimbursement of Seller Parent for, all amounts paid, including costs or expenses in connection with such Guarantee.

5.19 Non-Interference. In furtherance of the Transactions, Seller Parent covenants and agrees that, for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, neither Seller Parent nor any of its subsidiaries shall solicit, request, induce or attempt to induce any Tenant to terminate its relationship with the Company. For the avoidance of doubt, nothing in this Section 5.19 shall prohibit Seller Parent or its subsidiaries from (i) soliciting any Tenant who, as of the Closing Date, leases data center space from Seller Parent or one of its subsidiaries (other than the Company) to lease, purchase or otherwise occupy data center space, or (ii) responding to any request for proposal of a Tenant for data center space in addition to Tenant’s existing space or other space Tenant is entitled to rent under a current Lease.

5.20 Post-Closing Tenant Payments. The Seller Parties covenant and agree that, from and after the Closing, in the event any Tenant shall make a payment of Rent, Operating Expenses or any other amounts due and payable under the applicable Lease to a bank account controlled by Interest Seller or one of its Affiliates, including any bank account of the Company that comprises an Excluded Asset, Interest Seller shall promptly notify the Purchaser Parties of such payment and shall promptly (but in any event within the earlier of (a) five (5) Business Days of becoming aware of such payment by a Tenant, or (b) thirty (30) days after receipt of such payment by a Tenant) pay to Interest Purchaser an amount in cash equal to such payment.

5.21 Transferred Employee Electronic Mail. For the period beginning on the Closing and ending on the first anniversary of the Closing Date, the Seller Parties shall ensure that any electronic mail addressed to the electronic mail address of any Transferred Employee is automatically forwarded to the electronic mail address set forth on Schedule 5.21 established for such Transferred Employee by Interest Purchaser or one of its Affiliates.

ARTICLE VI

CLOSING

6.1 Closing. The closing (the “Closing”) of the Transactions will take place simultaneously with the execution and delivery of this Agreement on the date hereof (the “Closing Date”), and shall take place by exchanging documents via electronic mail, facsimile or overnight courier. The Closing shall take place as follows: (i) the Estimated Purchase Price and Asset Purchase Price will be paid by the Purchaser Parties to accounts designed in writing by the Seller Parties, (ii) all documents required to be delivered by the Seller Parties and the Purchaser Parties at Closing pursuant to this Agreement shall be exchanged electronically by the Parties in accordance with this ARTICLE VI, and (iii) at Closing, the amounts payable to the Escrow Agent for title and closing charges shall be delivered by Purchaser Parties, along with such documents as requested by the Escrow Agent, including all affidavits required for issuance of the Title Policy.

6.2 Delivery of Purchaser Parties’ Closing Documents. At the Closing, the Purchaser Parties shall deliver to the Seller Parties or Escrow Agent, as the case may be, the following items (“Purchaser Parties’ Closing Documents”):

(a) the Closing Payment by wire transfer of immediately available funds to one or more accounts designated by the Seller Parties;

(b) executed counterparts to an assignment and assumption agreement set forth on Exhibit D (the “Membership Interest Assignment and Assumption Agreement”) relating to the Membership Interests;

(c) executed counterparts to an assignment and assumption agreement set forth on Exhibit E (the “Transferred Asset Assignment and Assumption Agreement”) relating to the Transferred Asset;

(d) executed counterparts to a transition services agreement set forth on Exhibit F (the “Transition Services Agreement”);

(e) any transfer Tax form required to be executed by Interest Purchaser in connection with the Transactions;

(f) the PJM Environmental Information Services System Change Form attached hereto as Exhibit M (the “SREC System Change Form”) executed by the Asset Purchaser; and

(g) such other instruments or documents which by the terms of this Agreement are to be delivered by the Purchaser Parties to the Seller Parties at Closing.

6.3 Delivery of Seller Parties’ Closing Documents. At the Closing, the Seller Parties shall deliver to Purchaser the following items (“Seller Parties’ Closing Documents”):

(a) executed counterparts to the Membership Interest Assignment and Assumption Agreement;

(b) executed counterparts to the Transferred Asset Assignment and Assumption Agreement;

(c) executed tenant estoppel statements in the form set forth on Exhibit G from Tenants whose Base Rent (as defined in the Leases) collectively comprise seventy-five (75%) of the total of all Base Rents under all of the Leases, and an executed landlord estoppel statement certifying those matters set forth on Exhibit G with respect to all remaining Tenants;

(d) all minute books and limited liability company records and seals of the Company in the possession of Interest Seller and any other material books and records of the Company and material books and records relating to the Transferred Asset and the rights to be issued SRECs;

(e) a certificate signed by each of Seller Parent and DuPont Fabros Technology, L.P., stating that it is not a “foreign person” as defined in Section 1445 of the Code;

(f) copies of the Seller Resignations;

(g) executed counterparts to the Transition Services Agreement;

(h) any transfer Tax form required to be executed by Interest Seller in connection with the Transactions;

(i) executed counterparts to the Transferred Asset Assignment and Assumption Agreement;

(j) title affidavit(s) in the form attached hereto as Exhibit L, required by the Title Company to be executed in connection with the issuance of the Title Policy required to be issued to Purchaser at Closing;

(k) the SREC System Change Form executed by the Asset Seller;

(l) Corrected Pollution Policy (3731-2217) and Environmental Site Liability Policy (3731-3415) listing Whale Ventures, LLC (rather than Whale Ventures, LLP), as insured;

(m) assignment of that certain Maintenance Agreement dated January 1, 2011, with Piller USA Inc. to the Company;

(n) assignment of Management Agreement from DuPont Fabros Technology, L.P. to QualityTech, L.P.; and

(o) such other instruments or documents which by the terms of this Agreement are to be delivered by Seller Parties to Purchaser Parties at Closing.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of the Parties in ARTICLE III and ARTICLE IV of this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided, however, that (i) the representations and warranties of the Seller Parties and Seller Parent contained in Sections 3.1 (Organization, Power and Authority of the Seller Parties), 3.2 (Membership Interests), 3.4 (Capitalization and Subsidiaries), 3.5 Ownership of Property), 3.8 (Tax Matters)and 3.14 (Financial Adviser) (the “Seller Core Representations and Warranties”) shall survive for the applicable statute of limitations with respect thereto, (ii) the representations and warranties of the Seller Parties and Seller Parent contained in Section 3.11 (Environmental Matters) shall survive the Closing for a period of three (3) years following the Closing Date and (iii) the representations and warranties of the Purchaser Parties contained in Sections 4.1 (Organization, Power and Authority of the Purchaser Parties) and 4.3 (Financial Advisor) (the “Purchaser Core Representations and Warranties” and, together with the Seller Core Representations and Warranties, the “Core Representations and Warranties”) shall survive for the applicable statute of limitations with respect thereto.

7.2 Indemnification by the Seller Parties and Seller Parent. From and after the Closing Date, the Seller Parties and Seller Parent (collectively, for purposes of this ARTICLE VII, the “Seller Indemnifying Parties”), jointly and severally, shall, subject to the provisions of this ARTICLE VII, indemnify, defend and hold harmless the Purchaser Parties and their respective Affiliates, (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses that may be suffered or incurred by any Purchaser Indemnified Party arising out of, resulting from or relating to any of the following matters:

(a) any inaccuracy or breach of any representation or warranty made by the Seller Parties or Seller Parent in ARTICLE III; or

(b) a breach of any covenant or obligation of Seller Parties or Seller Parent contained in this Agreement.

7.3 Indemnification by the Purchaser Parties. From and after the Closing Date, the Purchaser Parties, jointly and severally, shall, subject to the provisions of this ARTICLE VII, indemnify and hold harmless the Seller Parties, Seller Parent and their respective Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that may be suffered or incurred by any Seller Indemnified Party arising out of, resulting from or relating to any of the following matters:

(a) any inaccuracy or breach of any representation or warranty made by the Purchaser Parties in ARTICLE IV;

(b) a breach of any covenant or obligation of the Purchaser Parties contained in this Agreement; or

(c) the recapture of any portion of the Section 1603 Grant.

7.4 Character of Indemnity Payments. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price, unless otherwise required by law (including by a determination of a Tax Authority that, under applicable law, is not subject to further review or appeal).

7.5 Notice and Resolution of Claims.

(a) Each Person entitled to indemnification pursuant to Section 7.2 or 7.3 (an “Indemnified Party”) shall give written notice to the indemnifying party or parties from whom indemnity is sought (the “Indemnifying Party”) promptly after obtaining knowledge of any claim that it may have under Section 7.2 or 7.3, as applicable. The notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give the notice in a timely manner shall not release the Indemnifying Party from its obligations under Section 7.2 or 7.3, as applicable, except to the extent that the failure prejudices the ability of the Indemnifying Party to contest that claim.

(b) Defense of Third Party Claims. If a claim for indemnification pursuant to Section 7.2 or 7.3 shall arise from any Action made or brought by a third party that would reasonably be expected to result in indemnifiable Losses (a “Third Party Claim”), the Indemnifying Party may assume the defense of the Third Party Claim. If the Indemnifying Party assumes the defense of the Third Party Claim, the defense shall be conducted by counsel chosen by the Indemnifying Party, who shall be reasonably acceptable to the Indemnified Party; provided, that the Indemnified Party shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim at its own expense (which shall not be recoverable from the Indemnifying Party under this ARTICLE VII unless the Indemnifying Party shall authorize the Indemnified Party in writing to employ separate counsel at the expense of the Indemnifying Party, in which case the reasonable expenses of counsel to the Indemnified Party shall be reimbursed by the Indemnifying Party). In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties with respect to any claim indemnified under this ARTICLE VII. Notwithstanding the foregoing provisions of this Section 7.5(b), (i) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 7.2 or 7.3 without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless it has assumed the defense of such Third Party Claim and as part of the settlement the Indemnified Party is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnified Party or require the Indemnified Party to admit any fault, culpability or failure to act by or on behalf of the Indemnified Party, and (ii) no Indemnified Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 7.2 or 7.3 without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless the Third Party Claim is for money damages only and such settlement does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnifying Party and as part of such settlement the Indemnifying Party is released from all liability (for indemnification pursuant to this ARTICLE VII and otherwise) with respect to such Third Party Claim. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days after receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to assume the control of the defense of any Third Party Claim, the Indemnified Party shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the costs of such Actions by the Indemnified Party shall be paid by the Indemnifying Party.

(c) The provisions of this Section 7.5(c) shall apply to any Claim relating to or arising from Seller Indemnifying Parties’ obligation to indemnify the Purchaser Indemnified Parties under Section 7.2(a) as to any breaches of the representations and warranties contained in Section 3.11, including any associated investigative, remediation, cleanup, remedial, removal or corrective action or monitoring (“Environmental Response”) (collectively, “Environmental Claims”).

(i) The Seller Indemnifying Parties shall have the right, but not the obligation, to assume the defense or control of or settle any Environmental Claim, or undertake any Environmental Response, with counsel, consultants or contractors selected by the Seller Parties (to be reasonably acceptable to the Purchaser Parties); provided, that the Seller Indemnifying Parties shall, to the extent relevant to the Company, (A) keep Interest Purchaser reasonably informed as to the status of the foregoing, (B) promptly provide Interest Purchaser with any material non-privileged information, documentation and correspondence relating to the Environmental Claim or Environmental Response and (C) exercise reasonable efforts to consult with Interest Purchaser prior to exchanges of material documentation or material information or engaging in material negotiations with any Person (Interest Purchaser to make itself reasonably available and without delay as to same).

(ii) To the extent that the Seller Indemnifying Parties have chosen, at their discretion, to control or undertake any Environmental Response, Interest Purchaser shall, and shall cause each of its Affiliates and Representatives to, provide the Seller Indemnifying Parties and their Representatives with reasonable access to such asset or property (subject to the rights of tenants) to permit the Seller Indemnifying Parties or their Representatives to undertake such Environmental Response at reasonable times, on reasonable advance written notice and without unreasonable interference with Interest Purchaser’s business operations. Interest Purchaser agrees that it will not, to the extent practicable, unreasonably interfere with or disturb the Seller Indemnifying Parties’ performance of such Environmental Response and, as is reasonably necessary, shall provide access to site utilities.

(iii) To the extent that an environmental condition which is the subject of an Environmental Claim for which Interest Purchaser seeks indemnification from the Seller Indemnifying Parties is altered, exacerbated or increased after the Closing Date due to an act or omission of Interest Purchaser, its Affiliates, their respective contractors and subcontractors, and invitees, guests, or any third parties acting on their own or under the supervision or direction of Interest Purchaser or any Governmental Entity, which results in increased or additional Claims, costs or Liabilities, the Seller Indemnifying Parties shall not be responsible or liable for such increased or additional Claims, costs or Liabilities.

(iv) The Seller Indemnifying Parties shall have no obligation for any Environmental Claim to the extent that the Loss for which Interest Purchaser is seeking indemnification relates to, arises out of or results from (A) the closure, transfer, sale or termination of a Lease or the Property after the Closing Date, except to the extent that the Environmental Claim arises solely from or is directly associated with an ISRA triggering event resulting from the transactions under this Agreement, (B) any change in the use of all or part of the Property after the Closing Date from the current use, (C) any investigation, assessment, corrective action, cleanup, remedial, removal, or similar activity other than performed using the lowest cost methods available and as required to comply with the minimum applicable standards acceptable to the relevant Governmental Entity under applicable Environmental Law in effect and enforceable as of the date of the aforementioned investigation, assessment, corrective action, cleanup, remedial, removal or similar activity, including, where available, risk-based standards, commercially reasonable deed restrictions, and engineering or institutional controls or (D) any report or disclosure to any Governmental Entity by or on behalf of Interest Purchaser or any Purchaser Indemnified Party unless required by Environmental Law.

(v) The Seller Indemnifying Parties’ indemnification obligation for any Environmental Claim shall be extinguished and of no further force or effect to the extent that any Purchaser Indemnified Party initiates, permits, allows or conducts any environmental investigation, assessment, sampling or testing of soil, subsurface strata, surface water, groundwater, sediments, ambient air or other environmental mediums (collectively, “Environmental Investigations”) unless such investigation, assessment, sampling or testing is required by Environmental Law or the order of a Governmental Entity; provided, however, that this provision shall not apply to any pre-Closing Environmental Investigations.

7.6 Limitations on Liability.

(a) Deductible.

(i) The Seller Indemnifying Parties shall not have any obligation or liability to any Purchaser Indemnified Party under Section 7.2(a) unless and until the aggregate amount of Losses incurred or suffered by the Purchaser Indemnified Parties arising out of the matters referred to in Section 7.2(a) shall have exceeded Three Hundred Thousand Dollars ($300,000), in which case the Seller Indemnifying Parties shall be obligated and liable under Sections 7.2(a) only with respect to such applicable excess.

(ii) The Purchaser Parties shall not have any obligation or liability to any Seller Indemnified Party under Section 7.3(a) unless and until the aggregate amount of Losses incurred or suffered by the Seller Indemnified Parties arising out of the matters referred to in Section 7.3(a) shall have exceeded Three Hundred Thousand Dollars ($300,000), in which case the Purchaser Parties shall be obligated and liable under Section 7.3(a) only with respect to such excess.

(b) Limit of Liability. The liability of the Seller Indemnifying Parties pursuant to Section 7.2(a) shall not exceed Ten Million Dollars ($10,000,000) in the aggregate and the liability of the Purchaser Parties pursuant to Section 7.3(a) shall not exceed Ten Million Dollars ($10,000,000) in the aggregate; provided, however, that the liability cap for Environmental Claims shall not exceed Twenty Million Dollars ($20,000,000); and provided, further, that the liability caps in this Section 7.6(b) shall not apply to Losses with respect to the Core Representations and Warranties or to any other Losses arising under Section 7.2 or Section 7.3; . Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the aggregate liabilities of the Seller Indemnifying Parties or the aggregate liabilities of the Purchaser Parties pursuant to this ARTICLE VII exceed One Hundred Twenty-Five Million Dollars ($125,000,000); provided, however, that the foregoing limitation shall not apply to claims based on fraud, willful misconduct, intentional misrepresentation or the Net Data Centers Litigation.

(c) Limit on Time for Assertion of Claims. None of the Seller Indemnifying Parties or the Purchaser Parties shall have any obligation or liability pursuant to Section 7.2(a) or Section 7.3(a) respectively, for any breach of any representation or warranty unless notice of a claim asserting such breach shall have been given in accordance with Section 7.5 prior to the termination of the survival period applicable to such representation or warranty as set forth in Section 7.1. The Parties further acknowledge that the time periods set forth in this Section 7.6(c) for the assertion of claims, under this Agreement are the result of arms’ length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(d) Other Limitations.

(i) None of the Seller Indemnifying Parties or the Purchaser Parties shall have any obligation or liability under Section 7.2 or Section 7.3, as applicable, with respect to any Losses that are (A) caused by the actions of any Indemnified Party, (B) exacerbated by any Indemnified Party to the extent of the exacerbation or (C) recovered by any Indemnified Party from any third party (including insurers). The Indemnified Party shall seek full recovery under all insurance policies covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. If the amount of any Losses suffered by any Indemnified Party is reduced, at any time subsequent to any payment in respect thereof by an Indemnifying Party pursuant to Section 7.2 or Section 7.3, as applicable, by recovery from any other third party (including any insurer), an amount equal to the amount of such reduction (not to exceed, in any event, the amount so previously paid in respect thereof by the Indemnifying Party) shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

(ii) An Indemnifying Party shall not be required to indemnify any Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the fraud, gross negligence or willful misconduct of the Party seeking indemnification.

(iii) Notwithstanding anything to the contrary in this Agreement, no Party shall, in any event, be liable under this ARTICLE VII to any other Person for any consequential or punitive damages of such other Person to the extent the same are not a reasonably foreseeable consequence, except to the extent awarded to a third party in a third-party claim.

(iv) In the event of any breach giving rise to an indemnification obligation under this ARTICLE VII, an Indemnified Party shall take and cause its Affiliates to take, or cooperate with an Indemnifying Party if so requested by the Indemnifying Party in order to take, all commercially reasonable measures to mitigate the consequences of the related breach.

(v) Notwithstanding anything in this Agreement, any amounts payable pursuant to the indemnification obligations under this ARTICLE VII shall be paid without duplication and in no event shall any Party hereto be indemnified under different provisions of this Agreement for the same Losses, including but not limited to in respect of any matter that is taken into account in the calculation of the Estimated Purchase Price pursuant to Section 1.2.

7.7 Exclusive Remedy; Nature of Representations and Warranties. Following the Closing Date, the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement or otherwise relating to the Membership Interests, the Transferred Asset, the Company or the Property or the subject matter of this Agreement shall be indemnification in accordance with this ARTICLE VII, except with respect to any claim based on fraud, willful misconduct or intentional misrepresentation, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, by statute or otherwise. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, obligation or other agreement set forth herein (or otherwise relating to the Company or the subject matter of this Agreement) it may have against the other Parties hereto and its Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Notwithstanding the foregoing, this Section 7.7 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief).

7.8 Separate Indemnity for Certain Matters.

(a) Promptly following the Closing, (i) Seller Parent and Interest Seller shall use reasonable best efforts to cause Interest Seller or one of its affiliates to be substituted for the Company as a party to the Net Data Centers Bankruptcy, including Adversary Case No. 2:15-ap-01647-BB or any other judicial, administrative or other proceeding related to the Net Data Centers Bankruptcy directly or indirectly involving the Company (the “Net Data Centers Litigation”) and (ii) Interest Purchaser shall, and shall cause the Company to, use Commercially Reasonable Efforts to cooperate with Seller Parent and Interest Seller to cause Interest Seller or one of its Affiliates to be substituted for the Company as a party to the Net Data Centers Litigation.

(b) Notwithstanding the substitution of Interest Seller for the Company as a party to the Net Data Centers Litigation, the Excluded Assets relating to the Net Data Centers Bankruptcy, the transfer of the Excluded Assets pursuant to Section 5.15, the Asset Assignment and Assumption Agreement in Exhibit H, and the provisions of Sections 7.1 – 7.7 above, from and after the Closing Date, each Interest Seller and Seller Parent, jointly and severally, shall (i) use Commercially Reasonable Efforts to defend and prevent entry of a final order determining any liability against the Company in the Net Data Centers Bankruptcy, including the Net Data Centers Litigation, and (ii) indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Losses that may be suffered or incurred by any Purchaser Indemnified Party arising out of, resulting from, or relating to the Net Data Centers Bankruptcy without further notice or other action by any Purchaser Indemnified Party.

(c) Interest Seller and Seller Parent shall keep each Purchaser Indemnified Party timely informed of all material developments in the Net Data Centers Litigation involving the Company to allow the Purchaser Indemnified Parties to undertake any other action they may deem necessary or appropriate to protect their interests in the Net Data Centers Bankruptcy and Net Data Centers Litigation.

(d) Notwithstanding anything to the contrary contained herein, including the provisions of Sections 7.1 – 7.7 above, from and after the Closing Date, Interest Seller and Seller Parent, jointly and severally, shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Losses that may be suffered or incurred by any Purchaser Indemnified Party arising out of, resulting from, or relating to (i) the Notice to Abate issued on May 23, 2016; (ii) the failure of the Property, as of the Closing Date, to be properly zoned to permit the use of the Property for a data center (including the use and operation of the Transferred Asset), offices, and other related and ancillary uses; (iii) the failure of the Title Company to issue the zoning endorsement 3.1-06, insuring the foregoing uses as permitted under the current zoning; (iv) the use, prior to the Closing Date, of biocide and corrosion inhibitor additives to the non-contact cooling water that is ultimately authorized for discharge to Rehobeth Brook and for on-site use as irrigation water in violation of applicable New Jersey environmental regulations, without further notice or other action by any Purchaser Indemnified Party, or (v) UCC financing statements 20102823262 and 20102823288 filed August 12, 2010, by United Rentals (North America), Inc., Herndon, VA. The obligation of Interest Seller and Seller Parent to indemnify the Purchaser Indemnified Parties pursuant to clauses (ii) and (iii) above shall terminate upon issuance by the Title Company of the zoning endorsement 3.1-06 in the form requested by Purchaser.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the Parties hereto.

8.2 Extension; Waiver. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party if requested by the other Party, (b) waive any inaccuracies in the representations and warranties of any Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements, covenants or conditions of any Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

8.3 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing (including a writing delivered by facsimile transmission) and shall be deemed given (a) when delivered, if sent by registered or certified mail (return receipt requested); (b) when delivered, if delivered personally or sent by facsimile (with proof of transmission); or (c) on the Business Day after deposit (with proof of deposit), if sent by overnight mail or overnight courier; in each case, unless otherwise specified or provided in this Agreement, to the Parties at the following addresses (or at such other address or fax number for a Party as will be specified by like notice):

if to the Seller Parties or Seller Parent, to:

c/o DuPont Fabros Technology, Inc.

1212 New York Avenue, NW

Suite 900

Washington, DC 20005

Attention: Richard A. Montfort, Jr., General Counsel

Facsimile: (866) 558-6370

Email: rmontfort@dft.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 13th Street, NW

Washington, DC 20004

Attention: Stuart Barr

Facsimile: (202) 637-5910

Email: stuart.barr@hoganlovells.com

if to the Purchaser Parties to:

QTS Investment Properties Piscataway, LLC

12851 Foster Street

Overland Park, Kansas 66213

Attention: Legal Department

Facsimile: (877) 772-5290

Email: timothy.kuester@qtsdatacenters.com

with a copy (which shall not constitute notice) to:

Stinson Leonard Street LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106

Attention: Victoria R. Westerhaus

Facsimile: (816) 412-9363

Email: vicki.westerhaus@stinson.com

8.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule such reference will be to a Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which such Party or its counsel participated in the drafting thereof or by any reason of the extent to which such provision is consistent with any prior draft hereof.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by facsimile signature or in portable document format (PDF).

8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Schedules and Exhibits attached hereto and the documents and instruments delivered and to be delivered hereunder constitute the entire agreement of the Parties and their respective Affiliates and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in full force and effect in all respects, except to the extent modified by the provisions of Section 5.3. This Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto, the Persons entitled to indemnification hereunder, and in each case their respective successors, heirs, legal representatives and permitted assigns. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company shall have any liability for any obligations or liabilities of the Seller Parties under this Agreement or agreements contemplated hereby or for any claim based on, in respect of, or by reason of, the Transactions.

8.7 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable conflicts of law principles thereof.

8.8 Assignment; Binding Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and permitted assigns. Neither this Agreement, nor any of the rights, interests or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any attempted or purported assignment in violation of this Section 8.8 shall be null and void and of no force or effect.

8.9 Enforcement.

(a) Injunctive Relief and Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States of America located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Jurisdiction. Each Party (i) irrevocably consents to submit itself to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) waives any objection that it may now or hereafter have to the venue or jurisdiction of any such dispute in any such court or that such dispute was brought in an inconvenient forum, and agrees not to plead or claim the same.

(c) Waiver of Right to Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

8.11 Expenses. Except as provided in this Section 8.11, each Party will bear its own costs and expenses related to the negotiation and execution of this Agreement, and obtaining third party consents to the performance of such Party’s obligations under this Agreement. The Purchaser Parties will be responsible for all fees and costs of CBRE Group, Inc. and any other financial advisor to the Purchaser Parties. The Seller Parties will be responsible for the fees and costs of Stifel, Nicolaus & Company, Incorporated and any other financial advisor to Seller, the Seller Parties or any Affiliates thereto with respect to the Transactions. The Purchaser Parties will be responsible for all of their own diligence costs and inspection fees, including the costs of environmental and engineering reviews and audits, appraisals, accounting and other financial reviews. The Purchaser Parties will be responsible for any premiums and other charges and fees including, to the extent applicable, any cancellation fees, for any title policies, any UCC or other searches, any surveys obtained by the Purchaser Parties and for any lender’s policy of title insurance. The Purchaser Parties will be responsible for one half of all Property Transfer Costs and the Seller Parties will be responsible for one half of all Property Transfer Costs.

8.12 Schedule References and Sections. Matters reflected in any Section of this Agreement are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section of this Agreement shall be construed as an admission or indication that such item or other matter is material for purposes of this Agreement or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of, or default under, any Contract, Law or judgment or order of a Governmental Entity shall be construed as an admission or indication that any breach, violation or default exists or actually occurred.

8.13 Further Assurances. The Parties agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance (including conveyance of all of parcels of land associated with the Property to the extent not otherwise directly or indirectly conveyed in connection with the Closing) and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

SELLER PARTIES:

WHALE INTERESTS LLC, a Delaware limited liability company

By: Whale Holdings LLC, a Delaware limited liability company, its managing member

By: DuPont Fabros Technology, L.P., a Maryland limited partnership, its managing member

By: DuPont Fabros Technology, Inc., a Maryland corporation, its general partner

By:	/s/ Richard A. Montfort, Jr.
Name:	Richard A. Montfort, Jr.
Title:	Executive Vice President, General Counsel & Secretary

DF TECHNICAL SERVICES, LLC, a Delaware limited liability company

By: DuPont Fabros Technology, L.P., a Maryland limited partnership, its managing member

By: DuPont Fabros Technology, Inc., a Maryland corporation, its general partner

By:	/s/ Richard A. Montfort, Jr.
Name:	Richard A. Montfort, Jr.
Title:	Executive Vice President, General Counsel & Secretary

SELLER PARENT:

DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation

By:	/s/ Richard A. Montfort, Jr.
Name:	Richard A. Montfort, Jr.
Title:	Executive Vice President, General Counsel & Secretary

[Signatures continue on the following page]

Signature Page to Purchase Agreement

PURCHASER PARTIES

QTS INVESTMENT PROPERTIES PISCATAWAY, LLC, a Delaware limited liability company

By:	QualityTech, L.P., a Delaware limited partnership, its Managing Member

By:	QTS Realty Trust, Inc., a Maryland corporation, its General Partner

By:	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chief Executive Officer

QUALITY TECHNOLOGY SERVICES PISCATAWAY II, LLC, a Delaware limited liability company

By:	Quality Technology Services Holding, LLC, a Delaware limited liability company, its Managing Member

By:	QualityTech, L.P., a Delaware limited partnership, its Managing Member

By:	QTS Realty Trust, Inc., a Maryland corporation, its General Partner

By:	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chief Executive Officer

Signature Page to Purchase Agreement

EXHIBIT A

DEFINITIONS

Certain Definitions. As used in this Agreement, the following terms have the following meanings when used herein:

“1603 Grant Treasury Guidance” means the “Payments for Specific Energy Property in Lieu of Tax Credits” under the American Recovery and Reinvestment Act of 2009 Program Guidance published by the U.S. Treasury Department and originally issued in July 2009 and revised in March 2010 and April 2011, and as may be revised from time to time.

“Action” means any action, suit, claim, complaint, demand, administrative or other proceeding, charge, grievance, dispute, assertion, arbitration or governmental or other investigation by any Person.

“Adjusted Closing Statement” shall have the meaning set forth in Section 1.4(f)(ii).

“Adjustment Items” means accounts receivable, accounts receivable reserve, prepaid insurance, fuel-oil inventory, prepaid expense – service contract, accounts payable, prepaid rent, accrued expenses—miscellaneous, accrued capital expenditures, accrued property taxes, deferred revenue—licenses and such other items mutually agreed upon by the parties.

“Adjustment Time” shall have the meaning set forth in Section 1.4(a)(ii).

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Contract” shall have the meaning set forth in Section 3.21.

“Agreement” means this Purchase and Sale Agreement by and among the Purchaser Parties, the Seller Parties and Seller Parent.

“Annual Financial Statements” shall have the meaning set forth in Section 3.23.

“Asset Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Asset Purchaser” shall have the meaning set forth in the Preamble.

“Asset Seller” shall have the meaning set forth in the Preamble.

“Bankruptcy” means the commencement of any proceeding under any applicable bankruptcy, reorganization, liquidation, insolvency, creditor’s rights or similar law now or hereafter in effect or commencement of a proceeding in which a receiver, liquidator or trustee is sought to be appointed.

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or obligated to close.

EXHIBIT A

“Cause” for termination means (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a felony; (iii) conviction of any other criminal offense involving an act of dishonesty intended to result in material personal enrichment of the Transferred Employee; or (iv) violation of the terms of the code of conduct and/or material violations of the employee handbook of Interest Purchaser or its Affiliate employing the Transferred Employee.

“Closing” shall have the meaning set forth in Section 6.1.

“Closing Date” shall have the meaning set forth in Section 6.1.

“Closing Payment” shall have the meaning set forth in Section 1.3.

“Closing Statement” shall have the meaning set forth in Section 1.4(f)(ii).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a reasonably prudent Person desirous of achieving the contemplated result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, that a Party’s commercially reasonable efforts shall not be deemed to include causing any action to be taken that is beyond such Party’s authority under the Organizational Documents of any applicable entity.

“Company” shall have the meaning set forth in Recital A.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.3(a).

“Contract” means any written agreement, contract, instrument, lease or sublease (including any lease or sublease of real property), license, franchise, trust, note, bond, deed, mortgage, indenture, sale or purchase order, delivery order, change order, understanding, arrangement, commitment, obligation, promise or undertaking of any kind that is legally binding (but excluding any Licenses and Permits).

“Controlled Group Liability” means any and all liabilities under Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code.

“Core Representations and Warranties” shall have the meaning set forth in Section 7.1.

“Data-Room” means that certain electronic datasite maintained by Intralinks Holdings, Inc. in connection with the Transaction as in effect as of the Closing Date.

“Delinquent Rent” shall have the meaning set forth in Section 1.4(c)(ii).

“DFT Names and DFT Marks” means the names or marks of DuPont Fabros Technology, Inc. or any of its Affiliates, including “DFT” (in block letters or otherwise), “DuPont Fabros Technology”, “DuPont Fabros” and “Powered by Trust” either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“Disclosure Schedules” means the disclosure schedules that the applicable Party delivered to the other Parties as of the date of this Agreement.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any compensation or employee benefit plan, agreement, program, policy or other arrangement of any kind, whether or not subject to ERISA and whether written or unwritten.

EXHIBIT A

“Environmental Assessment Reports” shall have the meaning set forth in Section 3.11(a).

“Environmental Claims” shall have the meaning set forth in Section 7.5(c).

“Environmental Investigations” shall have the meaning set forth in Section 7.5(c)(v).

“Environmental Law” means all applicable federal, state and local statutes, Laws, regulations, directives, ordinances, rules, guidelines, court orders, judicial or administrative decrees, arbitration awards and the common law relating to the remediation, generation, production, installation, use, storage, treatment, transportation, release, exposure to, or disposal of Hazardous Materials, or the protection of natural resources or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), as amended (“CERCLA”), and the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.), as amended (together with any regulations promulgated thereunder, “ISRA”).

“Environmental Response” shall have the meaning set forth in Section 7.5(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means an employer (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Commercial Title Group, Inc.

“Estimated Purchase Price” shall have the meaning set forth in Section 1.2(b).

“Excluded Assets” shall have the meaning set forth in Recital B.

“Financial Statements” shall have the meaning set forth in Section 3.23.

“Fixed Rent” shall have the meaning set forth in Section 1.4(c)(i).

“GAAP” means the United States of America generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” shall have the meaning set forth in Section 3.3(b).

“Grant Disqualified Person” means a “Disqualified Person” as defined in Section VII of the 1603 Grant Treasury Guidance and generally consisting of (i) a federal, state or local government, including any political subdivision, agency or instrumentality thereof; (ii) an organization that is described in Section 501(c) of the Code and is exempt from tax under Section 501(a) of the Code; (iii) any entity referred to in paragraph (4) of Section 54(j) of the Code; (iv) a partnership or other pass-thru entity, any partner (or other holder of an equity or profits interest) of which is a federal, state or local government, including any political subdivision, agency or instrumentality thereof; (v) an organization that is described in Section 501(c) of the Code and is exempt from tax under Section 501(a) of the Code; or (vi) an entity referred to in paragraph (4) of Section 54(j) of the Code.

“Guarantee” shall have the meaning set forth in Section 5.18.

“Hazardous Materials” means substances, wastes, radiation or materials that are regulated under Environmental Laws because of their hazardous, dangerous, or deleterious nature, including “hazardous substances” under CERCLA and petroleum or petroleum products (including, crude oil or any fraction thereof).

EXHIBIT A

“Improvements” shall have the meaning set forth in Recital B.

“Indemnified Party” shall have the meaning set forth in Section 7.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.5(a).

“Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

“Interconnection Agreement” shall have the meaning set forth in Section 1.1(b)(iii).

“Interest Purchaser” shall have the meaning set forth in the Preamble.

“Interest Seller” shall have the meaning set forth in the Preamble.

“Knowledge of the Seller Parties” (or words of similar import) means the actual knowledge of the persons named on Schedule A-1 after reasonable due inquiry, and the knowledge that each such person should reasonably be expected to obtain in the normal course of performing his or her duties on behalf of the Company, except that for the purposes of this Agreement, reasonable due inquiry does not require any environmental sampling, testing or invasive investigations. No such person shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any ancillary agreements hereto.

“Land” shall have the meaning set forth in Recital B(i).

“Laws” shall have the meaning set forth in Section 3.3(a).

“Leases” means all leases, subleases, tenancy and occupancy agreements with respect to the Property or any portion thereof, together with all amendments, modifications, letter agreements, addenda thereto and guarantees thereof.

“Liabilities” means all debts, liabilities or obligations including all costs and expenses relating thereto.

“Licenses and Permits” means, collectively, all licenses, registrations, franchises, permits, concessions, orders, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Company and/or the Property and/or the Transferred Asset, together with all renewals and modifications thereof.

“Liens” means all liens, charges, claims, security interests, pledges, rights of first refusal, restrictions and other encumbrances.

“Losses” means all losses, liabilities, obligations, costs (including any costs incurred to enforce the terms of this Agreement), damages (excluding consequential and/or punitive damages) and expenses (including reasonable attorneys’ fees), whether involving a Third Party Claim or claim solely between the Parties hereto.

EXHIBIT A

“Material Adverse Effect” means any fact, circumstance, event, occurrence, change or effect that is materially adverse to (x) the ability of the Seller Parties to timely perform their obligations under this Agreement or (y) the Company, the Transferred Asset or the Property, taken as a whole, provided, however, that no facts, circumstances, events, occurrences, changes, or effects proximately caused by any of the following shall be deemed in itself, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) the negotiation, execution, announcement, performance, pendency or consummation of the Transactions; (ii) any adverse change that results from general legal, tax, regulatory, political or business changes in or which affect the data center or real estate industries (except to the extent such adverse fact, circumstance, event, occurrence, change or effect affects the Company in a disproportionate manner as compared to other Persons in such industries); (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) changes in the United States of America, regional or global economies (except to the extent such adverse fact, circumstance, event, occurrence, change or effect affects the Company in a disproportionate manner as compared to other Persons in the data center or real estate industries); or (v) acts of God or other calamities, national or international political or social conditions, including the commencement, continuation or escalation of a war, armed hostilities or acts of terrorism directly or indirectly involving or affecting the United States of America.

“Membership Interest Assignment and Assumption Agreement” shall have the meaning set forth in Section 6.2(b).

“Membership Interests” shall have the meaning set forth in Recital A.

“Net Data Centers Bankruptcy” means the Chapter 11 bankruptcy case of Net Data Centers, Inc. (formerly Net2EZ) pending in United States Bankruptcy Court for the Central District of California, Los Angeles Division (In re: Net Data Centers, Inc., Debtor, Case No. 2:15-bk-12690-BB).

“Net Data Centers Litigation” shall have the meaning set forth in Section 7.8(a).

“New Plans” shall have the meaning set forth in Section 5.17(b).

“Operating Expenses” shall have the meaning set forth in Section 1.4(c)(v).

“Organizational Documents” means, as to any Person, its (i) certificate or articles of incorporation, or similar corporate charter or other instruments of organization; (ii) articles of association, by-laws or other similar instruments; and (iii) shareholder agreements, limited partnership agreements, limited liability company agreements or operating agreements and other similar governing corporate documents.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Parent Accountants” shall have the meaning set forth in Section 5.10.

“Permitted Exceptions” means:

(a) all unpaid personal property, real estate and excise Taxes, and all water, sewer, utility, trash and other similar charges, in each case that are (A) not yet due and payable and not delinquent as of the Closing Date but are or may become or give rise to a Lien on all or any portion of the Property, or (B) being contested in good faith by the Company and have been paid (it being understood that such items may be subject to apportionment or adjustment at the Closing as provided herein);

EXHIBIT A

(b) the rights of the Tenants pursuant to Leases in effect on the Closing Date;

(c) all matters shown on the Title Policy; and

(d) any Liens of mechanics, materialmen, contractors, consultants or other workmen or suppliers for labor and/or material provided to or for the benefit of the Property for or on behalf of any Tenant and which have been disclosed to Interest Purchaser, to the extent such Liens encumber such Tenant’s leasehold interest only, are fully reimbursable by a Tenant, or are Liens for which a Tenant has an obligation to indemnify under a Lease.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 5.5.

“Premises” shall have the meaning set forth in Recital B(ii).

“Property” shall have the meaning set forth in Recital B.

“Property Transfer Costs” means all title, transfer and closing costs and expenses associated with the Transactions including (i) costs related to the preparation of title commitments on the Property, (ii) premiums for extended owners title policies and customary endorsements, transfer Taxes (including, real property transfer or gains taxes, intangible taxes, stamp taxes, sales taxes, use taxes, transfer taxes, value added taxes and all other Taxes due in connection with the sale and purchase of the Membership Interests and/or Property, other than the Seller Parties’ income taxes, (iii) recording and/or registration fees, if any, (iv) escrow fees, and (v) all other customary closing costs and charges; provided, that Property Transfer Costs shall not include the Seller Parties’ attorney fees incurred in connection with the Transfer of the Property.

“Proration Items” shall have the meaning set forth in Section 1.4(a)(ii).

“Purchaser Core Representations and Warranties” shall have the meaning set forth in Section 7.1.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 7.2.

“Purchaser Material Adverse Effect” means any fact, circumstance, event, occurrence, change or effect that is materially adverse to the ability of the Purchaser Parties to timely perform their obligations under this Agreement, provided, however, that no facts, circumstances, events, occurrences, changes, or effects proximately caused by any of the following shall be deemed in itself, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) the negotiation, execution, announcement, performance, pendency or consummation of the Transactions; (ii) any adverse change that results from general legal, tax, regulatory, political or business changes in or which affect the data center or real estate industries (except to the extent such adverse fact, circumstance, event, occurrence, change or effect affects the Company in a disproportionate manner as compared to other Persons in such industries); (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) changes in the United States of America, regional or global economies (except to the extent such adverse fact, circumstance, event, occurrence, change or effect affects the Company in a disproportionate manner as compared to other Persons in the data center or real estate

EXHIBIT A

industries); or (v) acts of God or other calamities, national or international political or social conditions, including the commencement, continuation or escalation of a war, armed hostilities or acts of terrorism directly or indirectly involving or affecting the United States of America.

“Purchaser Parent” shall have the meaning set forth in Section 5.10.

“Purchaser Parties” shall have the meaning set forth in the Preamble.

“Purchaser Parties’ Closing Documents” shall have the meaning set forth in Section 6.2.

“Purchaser’s Knowledge” (or words of similar import) means the actual knowledge of the persons named on Schedule A-2 after reasonable due inquiry, and the knowledge that each such person should reasonably be expected to obtain in the normal course of performing his or her duties on behalf of the Company. No such person shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any ancillary agreements hereto.

“Real Property Tax Appeal” shall have the meaning set forth in Section 5.12(a).

“Rent” shall have the meaning set forth in Section 1.4(c)(v).

“Rent Roll” shall have the meaning set forth in Section 3.12(d).

“Representatives” means the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives of a Person.

“SEC” shall have the meaning set forth in Section 5.10.

“Section 1603 Grant” means the grant received by the Seller in the amount of $2,796,823 with respect to the Transferred Asset pursuant to approval by the U.S. Department of Treasury of its application for payment under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, P.L. 111-5 (2009), as amended by Section 707 of the Tax Relief Unemployment Insurance Reauthorization and Job Creation Act of 2010, P.L. 111-312 (2010).

“Seller Core Representations and Warranties” shall have the meaning set forth in Section 7.1.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.3.

“Seller Parent” shall have the meaning set forth in the Preamble.

“Seller Parties’ Closing Documents” shall have the meaning set forth in Section 6.3.

“Seller Persons” means the Seller Parties, their respective subsidiaries and Affiliates, and each direct or indirect principal, partner, member, manager, trustee, director, shareholder, controlling person, Affiliate, officer, attorney, employee, agent or broker of any of them, and any of their respective heirs, successors, personal representatives and assignees.

“Services Contracts” shall have the meaning set forth in Section 3.13(a).

“Seller Resignations” shall have the meaning set forth in Section 5.11.

“Solar Construction Agreement” shall have the meaning set forth in Section 3.22(b).

EXHIBIT A

“Solar Warranty” shall have the meaning set forth in Section 1.1(b)(i).

“SREC” shall have the meaning set forth in Recital D.

“Straddle Tax Periods” shall have the meaning set forth in Section 5.5.

“Tangible Personal Property” shall have the meaning set forth in Recital B(iii).

“Tax” or “Taxes” shall have the meaning set forth in Section 3.8(a).

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Return” or “Tax Returns” shall have the meaning set forth in Section 3.8(a).

“Tenants” means all Persons occupying or entitled to possession or use of any portion of the Property pursuant to a Lease.

“Third Party Claim” shall have the meaning set forth in Section 7.5(b).

“Title Company” shall have the meaning set forth in Section 2.2(b).

“Title Policy” shall have the meaning set forth in Section 2.2(b).

“Transactions” means the sale and purchase of the Membership Interests and the Transferred Asset and the performance of the related covenants and agreements contemplated by this Agreement.

“Transferred Asset” shall have the meaning set forth in the Recital D.

“Transferred Asset Assignment and Assumption Agreement” shall have the meaning set forth in Section 6.2(b).

“Transferred Employees” shall have the meaning set forth in Section 5.16(a).

“Transition Services Agreement” shall have the meaning set forth in Section 6.2(d).

“Unadjusted Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Unaudited Interim Financial Statements” shall have the meaning set forth in Section 3.23.

EXHIBIT B

LEGAL DESCRIPTION OF LAND

All that certain lot, parcel, tract of land situate in the Township of Piscataway, County of Middlesex and the State of New Jersey, being more particularly described as follows:

BEGINNING at the intersection of the Northerly line of Possumtown Road as laid out 66 feet wide with the common line between lot 2 and lot 3.01; thence

(1) North 28 degrees 28 minutes 07 seconds East, 790.49 feet along the aforesaid line and along lot 4.01 to the Southerly line of Circle Drive North as laid out 66 feet wide; thence

(2) North 88 degrees 48 minutes 03 seconds East 1194.48 feet along the aforesaid line to the common line between lot 6.01 and lot 8; thence

(3) South 06 degrees 12 minutes 21 seconds East 333.17 feet along the aforesaid line to a point of curvature; thence

(4) Along the aforesaid line a curve concave Easterly having a radius of 1556.80 feet a arc length of 477.98 feet, a chord bearing of South 14 degrees 33 minutes 39 seconds East, a chord length of 476.10 feet To a point of tangency; thence

(5) South 23 degrees 21 minutes 24 seconds East 65.81 feet along the aforesaid line to the common line to lot 6.01 and lot 7; thence

(6) South 23 degrees 26 minutes 47 seconds East 560.21 feet along the aforesaid line to the Westerly line of State Highway Route 287 as laid out 300 feet wide; thence

(7) Along the aforesaid line a curve concave Easterly having a radius of 9650.00 feet a am length of 289.87 feet, a chord bearing of South 65 degrees 58 minutes 01 seconds West, a chord length of 289.86 feet to the common line between lot 5.02 and lot 6.01; thence

(8) North 24 degrees 31 minutes 25 seconds West 45.66 feet along the aforesaid line; thence

(9) North 42 degrees 40 minutes 25 seconds West 214.94 feet along the aforesaid line; thence

(10) North 58 degrees 18 minutes 25 seconds West 351.62 feet along the aforesaid line; thence

(11) North 88 degrees 03 minutes 00 seconds West 194.17 feet along the aforesaid line; thence

(12) South 73 degrees 36 minutes 36 seconds West 108.66 feet along the aforesaid line to the common line between lots 5.01 and 5.02, also being the former centerline of Possumtown Road, now vacated; thence

(13) North 15 degrees 05 minutes 25 seconds East 17.55 feet along the aforesaid line to the common line between lots 4.01 & 5.01; thence

(14) North 68 degrees 47 minutes18 seconds East 92.00 along the aforesaid line to a point of curvature; thence

B-1

EXHIBIT B

(15) Along the aforesaid line a curve concave Southerly having a radius of 130.00 feet a arc length of 145.49 feet, a chord bearing of South 78 degrees 18 minutes 28 seconds West, a chord length of 138.02 feet to a point of tangency; thence

(16) South 46 degrees 10 minutes 22 seconds West 1.90 feet along the aforesaid line to the Northerly line of Possumtown Road; thence

(17) Along the aforesaid line a curve concave Southerly having a radius of 1033.00 feet a arc length of 463.52 feet, a chord bearing of North 56 degrees 35 minutes 14 seconds West, a chord length of 459.64 feet to a point of tangency; thence

(18) North 66 degrees 17 minutes 45 seconds West, 113.31 feet along the aforesaid line and along lot 3.01; thence

(19) North 69 degrees 22 minutes 09 seconds West, 73.13 feet along the aforesaid line; thence

(20) North 69 degrees 28 minutes 21 seconds West, 297.96 feet along the aforesaid line to the point of beginning.

CONTAINING within the above described bounds 1660,485 plus or minus square feet, 38.119 acres.

Also being known and designated as Lot 6A, Lot 11 and Lot 9 on Filed Map No. 3002 file No. 954 and Filed Map No. 3146 file # 955.

B-2

EXHIBIT B-1

SITE PLAN

(See attached)

B-1-1

EXHIBIT C

TRANSFERRED ASSET

2,189,592 Wp solar electric system located at the NJ1 data center at 101 Possumtown Road, Piscataway, New Jersey 08854, with the following specifications:

Nameplate capacity: 2,189,592 Wp

Module Type: SunPower – 327 Wp T5

Number of Modules: 6696

Inverter Type: SMA – 500 KW

Number of Inverters: 4

Including all equipment relating to the foregoing.

C-1

EXHIBIT D

MEMBERSHIP INTEREST ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS MEMBERSHIP INTEREST ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of June 6, 2016, by and between Whale Interests LLC, a Delaware limited liability company (“Assignor”), and QTS Investment Properties Piscataway, LLC, a Delaware limited liability company (“Assignee”).

RECITALS:

A. Assignor owns all of the membership interests (the “Assigned Interests”) in Whale Ventures LLC, a Delaware limited liability company (the “Company”).

B. Assignor desires to transfer, assign and convey to Assignee, and Assignee desires to acquire and accept, the Assigned Interests as set forth herein.

C. The execution and delivery of this Agreement is a condition to the consummation of the Closing (as defined therein) pursuant to the Purchase and Sale Agreement, dated as of June 6, 2016 (the “Purchase and Sale Agreement”), by and among Assignor, DF Technical Services, LLC, DuPont Fabros Technology, Inc., Quality Technology Services Piscataway II, LLC and Assignee.

D. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment. Effective as of the Closing Date, Assignor does hereby assign, transfer, convey and deliver to Assignee the Assigned Interests, free and clear of all Liens and, upon delivery of the Assigned Interests, Assignee accepts from Assignor all right, title and interest in and to the Assigned Interests.

2. Acceptance. Assignee hereby accepts the assignment of the Assigned Interests and expressly assumes the obligations of Assignor with respect to the Assigned Interests accruing from and after the date hereof, subject to and in accordance with the terms of the Purchase and Sale Agreement.

3. Subsequent Documents. From time to time following the Closing Date, each of the parties hereto agrees to execute and deliver and cause their respective affiliates to execute and deliver to the other party such additional documents and instruments and to perform such additional acts as such parties or their respective affiliates may determine to be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement.

4. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable conflicts of law principles thereof.

5. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same instrument.

EXHIBIT D

6. Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

7. Entire Agreement; No Amendment. This Agreement, the Purchase and Sale Agreement and the documents entered into in connection therewith (collectively, the “Transaction Documents”) constitute the entire agreement between the parties and their Affiliates with respect to the subject matter hereof and the Transaction Documents supersede all prior agreements, understandings and negotiations, both written and oral, between the parties or their Affiliates with respect to the subject matter hereof. Nothing in this Agreement shall be construed to amend or modify the Purchase and Sale Agreement, any Transaction Document or any of their respective terms in any manner and, notwithstanding the execution and delivery of this Agreement, the Purchase and Sale Agreement shall remain in full force and effect in accordance with its terms and shall not be superseded by this Agreement.

8. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT D

IN WITNESS WHEREOF, the parties have caused this Membership Interest Assignment and Assumption Agreement to be duly executed and delivered as of the date first written above.

ASSIGNOR:

WHALE INTERESTS LLC, a Delaware limited liability company

By: Whale Holdings LLC, a Delaware limited liability company, its managing member

By: DuPont Fabros Technology, L.P., a Maryland limited partnership, its managing member

By: DuPont Fabros Technology, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

ASSIGNEE:

QTS INVESTMENT PROPERTIES PISCATAWAY, LLC, a Delaware limited liability company

By: QualityTech, L.P., a Delaware limited partnership, its Managing Member

By: QTS Realty Trust, Inc., a Maryland corporation, its General Partner

By:
Name:
Title:

EXHIBIT E

TRANSFERRED ASSET ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS TRANSFERRED ASSET ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of June 6, 2016, by and between DF Technical Services, LLC, a Delaware limited liability company (“Assignor”), and Quality Technology Services Piscataway II, LLC, a Delaware limited liability company (“Assignee”).

RECITALS:

A. Assignor owns that certain solar power system described on Exhibit A attached hereto (the “Transferred Asset”) and the rights to be issued solar renewable energy certificates, as defined in New Jersey Administrative Code § 14:8-2.2 based upon electricity generated by the Transferred Asset (the “Transferred Asset SREC Rights”).

B. Assignor is the beneficiary of (i) that certain warranty regarding the Transferred Asset (the “Solar Warranty”) set forth in Exhibit D to that certain Engineering, Procurement and Construction Agreement, dated as of June 29, 2011 (the “EPC Agreement”), by and between Assignor and SunPower Corporation, Systems (“SPC”), (ii) that certain SunPower Limited Warranty for PV Modules set forth in Exhibit D-1 to the EPC Agreement (the “Module Warranty”) (iii) that certain SMA Factory Warranty – Sunny Central set forth in Exhibit D-2 to the EPC Agreement (the “Inverter Warranty”), and (iv) the Pass-Through Warranties (as defined in the EPC Agreement) which, together with the Solar Warranty, the Module Warranty, and the Inverter Warranty are referred to herein as the “Warranties”).

C. Assignor is also the beneficiary of a limited license to use the Work Product (as defined in the EPC Agreement) in connection with its operation, maintenance and repair of the Transferred Asset (the “Work Product License”).

D. Assignor is party to that certain Lease Agreement, dated September 7, 2011, by and between Assignor and Whale Ventures, LLC (the “Solar Lease Agreement”).

E. Assignor is party to that certain Power Purchase Agreement, dated February 1, 2012, by and between Assignor and Whale Ventures, LLC (the “Power Purchase Agreement”).

F. Assignor is party to that certain Interconnection Application and Agreement dated June __, 2011 by and between PSE&G and Assignor (the “Interconnection Agreement” and, together with the Solar Lease Agreement and the Power Purchase Agreement, collectively, the “Transferred Asset Agreements.”).

G. Assignor desires to transfer, assign and convey to Assignee, and Assignee desires to acquire and accept, all of Assignor’s right, title and interest in and to (i) the Transferred Asset, (ii) each of the Warranties, (iii) the Work Product License, (iv) Transferred Asset SREC Rights, (v) the Solar Lease Agreement, (vi) the Power Purchase Agreement and (vii) the Interconnection Agreement as set forth herein.

H. The execution and delivery of this Agreement is a condition to the consummation of the Closing (as defined therein) pursuant to the Purchase and Sale Agreement, dated as of [            ], 2016 (the “Purchase and Sale Agreement”), by and among Assignor, Whale Ventures LLC and Assignee.

EXHIBIT E

I. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment.

(a) Effective as of the Closing Date, Assignor does hereby assign, transfer, convey and deliver to Assignee all of Assignor’s right, title and interest in and to the Transferred Asset, free and clear of all Liens, and Assignee accepts from Assignor all right, title and interest in and to the Transferred Asset and the Transferred Asset SREC Rights, free and clear of all Liens.

(b) Effective as of the Closing Date, Assignor does hereby assign, transfer, convey and deliver to Assignee all of Assignor’s right, title and interest in and to each of the Warranties, free and clear of all Liens, and Assignee accepts from Assignor all right, title and interest in and to each of the Warranties.

(c) Effective as of the Closing Date, Assignor does hereby assign, transfer, convey and deliver to Assignee all of Assignor’s right, title and interest in and to the Work Product License, free and clear of all Liens, and Assignee accepts from Assignor all right, title and interest in and to each of the Work Product License.

(d) Effective as of the Closing Date, Assignor does hereby assign, transfer, convey and deliver to Assignee all of Assignor’s right, title and interest in and to the Solar Lease Agreement, and Assignee accepts from Assignor all right, title and interest in and to the Solar Lease Agreement.

(e) Effective as of the Closing Date, Assignor does hereby assign, transfer, convey and deliver to Assignee all of Assignor’s right, title and interest in and to the Power Purchase Agreement, and Assignee accepts from Assignor all right, title and interest in and to the Power Purchase Agreement.

(f) Effective as of the Closing Date, Assignor does hereby assign, transfer, convey and deliver to Assignee all of Assignor’s right, title and interest in and to the Interconnection Agreement, and Assignee accepts from Assignor all right, title and interest in and to the Interconnection Agreement.

2. Acceptance.

(a) Assignee hereby accepts the assignment of Assignor’s right, title, interest in and to the Transferred Asset and expressly assumes the obligations of Assignor with respect to the Transferred Asset accruing from and after the date hereof.

(b) Assignee hereby accepts the assignment of the Transferred Asset and SREC Rights.

(c) Assignee hereby accepts the assignment of Assignor’s right, title, interest in and to each of the Warranties and expressly assumes the obligations of Assignor with respect to each of the Warranties accruing from and after the date hereof.

EXHIBIT E

(d) Assignee hereby accepts the assignment of Assignor’s right, title, interest in and to each of the Work Product License and expressly assumes the obligations of Assignor with respect to the Work Product License accruing from and after the date hereof.

(e) Assignee hereby accepts the assignment of Assignor’s right, title, interest in and to the Solar Lease Agreement and expressly assumes the obligations of Assignor with respect to the Solar Lease Agreement accruing from and after the date hereof.

(f) Assignee hereby accepts the assignment of Assignor’s right, title, interest in and to the Power Purchase Agreement and expressly assumes the obligations of Assignor with respect to the Power Purchase Agreement accruing from and after the date hereof.

(g) Assignee hereby accepts the assignment of Assignor’s right, title, interest in and to the Interconnection Agreement and expressly assumes the obligations of Assignor with respect to the Interconnection Agreement accruing from and after the date hereof.

3. Representations of Assignor. Assignor represents and warrants to Assignee the following:

(a) All third party consents required for the assignment of the Transferred Asset, the Transferred Asset SREC Rights, the Solar Warranty, the Work Product License, and the Transferred Asset Agreements have been obtained.

(b) Assignor has provided to Assignee true, correct and complete copies of all Transferred Asset Agreements, and such agreements have not been modified, amended or supplemented. Each of the Transferred Asset Agreements is in full force and effect as of the date hereof.

(c) The Transferred Asset Agreements set forth all agreements relating to the use and operation of the Transferred Asset, and there are no other agreements, written or oral, relating to the leasing of the Premises (as defined in the Solar Lease Agreement) or the Transferred Asset.

(d) The current term of the Solar Lease Agreement commenced on September 19, 2011, and expires on September 18, 2016. Tenant has three (3) successive additional periods of five (5) years each to extend the term of the Solar Lease Agreement.

(e) There exists no uncured or outstanding defaults or events of default under the Transferred Asset Agreements by any party thereto, or events which, with the passage of time, and the giving of notice, or both, would be a default or event of default under any of the Transferred Asset Agreements.

(f) No notice of termination has been given by any party to any of the Transferred Asset Agreements.

(g) There is no right of first refusal or option to purchase the Transferred Asset.

(h) Tenant has not assigned any of the Transferred Asset Agreements or sublet any of the Premises under the Solar Lease Agreement.

EXHIBIT E

(i) All payments due by or to Assignor under each of the Transferred Asset Agreements through and including the date hereof have been made. Assignor’s rights and interests in, to and under the Transferred Asset Agreements, the Transferred Asset, the Warranties, the Work Product Licenses, and the Transferred Asset SREC Rights are not subject to any mortgages, liens or other encumbrances.

(j) There are no disputes between the parties to the Transferred Asset Agreements with respect to any amounts due thereunder or with respect to any provision thereof.

(k) Assignor is in occupancy of the Premises (as defined in the Solar Lease Agreement), and it has no claim, counterclaim, offset, or defense against Whale Ventures LLC under any of the Transferred Asset Agreements with respect to its obligations thereunder and is asserting no offsets or credits against rent or any other obligation against any other party to the Transferred Asset Agreements.

(l) There are no actions, whether voluntary or otherwise, pending against Assignor under the bankruptcy laws of the United States or any state thereof.

(m) The Warranties represent all warranties and guaranties with respect to the Transferred Asset.

4. Subsequent Documents. From time to time following the Closing Date, each of the parties hereto agrees to execute and deliver and cause their respective affiliates to execute and deliver to the other party such additional documents and instruments and to perform such additional acts as such parties or their respective affiliates may determine to be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement.

5. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable conflicts of law principles thereof.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same instrument.

7. Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

8. Entire Agreement; No Amendment. This Agreement, the Purchase and Sale Agreement and the documents entered into in connection therewith (collectively, the “Transaction Documents”) constitute the entire agreement between the parties and their Affiliates with respect to the subject matter hereof and the Transaction Documents supersede all prior agreements, understandings and negotiations, both written and oral, between the parties or their Affiliates with respect to the subject matter hereof. Nothing in this Agreement shall be construed to amend or modify the Purchase and Sale Agreement, any Transaction Document or any of their respective terms in any manner and, notwithstanding the execution and delivery of this Agreement, the Purchase and Sale Agreement shall remain in full force and effect in accordance with its terms.

EXHIBIT E

9. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT E

IN WITNESS WHEREOF, the parties have caused this Transferred Asset Assignment and Assumption Agreement to be duly executed and delivered as of the date first written above.

ASSIGNOR:

DF TECHNICAL SERVICES, LLC, a Delaware limited liability company

By: DuPont Fabros Technology, L.P., a Maryland limited partnership, its managing member

By: DuPont Fabros Technology, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

ASSIGNEE:

QUALITY TECHNOLOGY SERVICES PISCATAWAY II, LLC, a Delaware limited liability company

By: Quality Technology Services Holding, LLC, a Delaware limited liability company, its Managing Member

By: QualityTech, L.P., a Delaware limited partnership, its Managing Member

By: QTS Realty Trust, Inc., a Maryland corporation, its General Partner

By:
Name:	Chad L. Williams
Title:	Chief Executive Officer

EXHIBIT E

EXHIBIT A

TRANSFERRED ASSET

2,189,592 Wp solar electric system located at the NJ1 data center at 101 Possumtown Road, Piscataway, New Jersey 08854, with the following specifications:

Nameplate capacity: 2,189,592 Wp

Module Type: SunPower – 327 Wp T5

Number of Modules: 6696

Inverter Type: SMA – 500 KW

Number of Inverters: 4

Including all equipment relating to the foregoing.

EXHIBIT F

TRANSITION SERVICES AGREEMENT

by and among

DF Technical Services, LLC

and

QTS Investment Properties Piscataway, LLC

Dated as of June 6, 2016

EXHIBIT F

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of June 6, 2016 (the “Effective Date”), is by and among DF Technical Services, LLC, a Delaware limited liability company, located at 1212 New York Avenue, NW, Suite 900, Washington, DC 20005 (“Seller”), and QTS Investment Properties Piscataway, LLC, a Delaware limited liability company, having an address at 12851 Foster Street, Overland Park, Kansas 66213 (the “Service Recipient”). Seller and Service Recipient shall be collectively referred to herein as the “Parties,” and each individually a “Party”.

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of June 6, 2016, by and among Seller, Whale Interests LLC, DuPont Fabros Technology, Inc., Quality Technology Services Piscataway II, LLC and the Service Recipient (the “Purchase and Sale Agreement”), the Service Recipient is acquiring from Seller’s affiliate all of the membership interests of Whale Ventures LLC, a Delaware limited liability company (the “Company”), which owns a data center, among other things; and

WHEREAS, Service Recipient desires that, for an interim period following the Closing, Seller continue to provide, or cause to be provided, certain support services in relation to the Company, and Seller is willing to provide such support services upon the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration provided under this Agreement, as well as the Purchase and Sale Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase and Sale Agreement.

ARTICLE II

SERVICES

Section 2.1. Services to be Provided to the Service Recipient.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to provide, or to cause one or more of its Affiliates or one or more third parties to provide, to the Service Recipient all services in support of the Company set forth on Schedule A (the “Services”).

(b) Anything to the contrary notwithstanding, none of the obligations of the Seller or its Affiliates under the Purchase and Sale Agreement shall constitute Services under this Agreement. To the extent of any conflict between the terms of the Purchase and Sale Agreement and this Agreement, the terms of the Purchase and Sale Agreement shall be controlling.

Section 2.2. Service Standards; Level of Service.

(a) Seller shall perform the Services in a prompt, professional and workmanlike manner and provide the Services to the Service Recipient at a level of quality, responsiveness and diligence at least equal to the levels provided by Seller or its Affiliates, as applicable, over the twelve (12) month period prior to the Closing Date for such Services in the operation of the Company (the “Service Standards”). In no event shall Seller have an obligation to perform any Service in any other manner, amount or quality unless expressly so specified in Schedule A with respect to a particular Service or mutually agreed upon after good faith discussions by the Parties.

EXHIBIT F

Section 2.3. Disclaimer of Warranties. The Service Recipient acknowledges and agrees that Seller does not as part of its usual or regular conduct of business provide any or all of the Services, or any related services, on a commercial basis. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, AT LAW OR IN EQUITY, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT AND QUIET ENJOYMENT. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY SELLER OR ITS AUTHORIZED REPRESENTATIVES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF SELLER’S OBLIGATIONS UNDER THIS AGREEMENT.

Section 2.4. Subcontracting.

(a) Seller may, with the written consent of the Service Recipient (which shall not be unreasonably withheld, conditioned or delayed), engage, or cause one of its Affiliates to engage, one or more parties (including third parties and/or Affiliates of Seller) to provide some or all of the Services. In the event Seller or its Affiliates so engage any such parties, Seller shall remain responsible for ensuring adherence to the Service Standards in the performance of the Services, compliance by such parties with the applicable terms of this Agreement and for the indemnification obligations of Seller set forth in Section 9.1. The Parties hereby agree that the delivery of any written consent pursuant to this Section 2.4(a) shall not be subject to the notice requirements set forth in Section 12.1 and any such written consent may be delivered via electronic mail.

Section 2.5. Cooperation.

(a) The Service Recipient will share information and otherwise cooperate to the extent necessary to facilitate the provision of Services pursuant to this Agreement. The Parties will cooperate in a commercially reasonable manner to facilitate the provision of Services as described herein. Each Party shall, at all reasonable times under the circumstances, make available to the other Party properly authorized personnel for the purpose of consultation and decision.

(b) The Parties shall cooperate fully to facilitate the termination of each Service at the earliest time reasonably practicable, but in no event later than six (6) months after the Effective Date.

(c) The Service Recipient shall follow the policies, procedures and practices of Seller and its Affiliates applicable to the Services that are in effect as of the Effective Date, as may be modified from time to time subject to Section 2.6, so long as Seller has provided the Service Recipient with notice (in writing, where available) of such policies, procedures and practices.

(d) A failure of Service Recipient to act in accordance with this Section 2.5 that prevents Seller or its Affiliates or third parties from providing a Service hereunder shall relieve Seller of its obligation to provide such Service until such time as the failure has been cured; provided, that Seller has previously notified the Service Recipient in writing of such failure.

EXHIBIT F

Section 2.6. Certain Changes. Seller may change (a) its policies and procedures, (b) any Affiliates and/or third parties that provide any Services or (c) the location from which any Service is provided at any time; provided that Seller shall remain responsible for the performance of the Services in accordance with this Agreement. Seller shall provide the Service Recipient with prompt written notice of any changes described in the prior sentence. Any such notice shall be provided to the Service Recipient as soon as practicable prior to the effectiveness of such change or, if prior notice of such change is not practicable, as soon as practicable after the effectiveness of such change. Seller shall work with the Service Recipient in good faith to minimize any negative impact that any change in the policies, procedures and practices of Seller and its Affiliates may have on the ability of the Service Recipient to use the Services.

Section 2.7. Timely Transition. The Service Recipient shall use commercially reasonable efforts to transition the Services to its own operations and responsibility as promptly as possible after the Effective Date.

ARTICLE III

LIMITATIONS

Section 3.1. General Limitations.

(a) Seller shall not be obligated to provide Services in support of any business or operations of the Service Recipient or its Affiliates other than the Company.

(b) In no event shall Seller be obligated to maintain the employment of any specific employee or acquire any specific additional equipment or software, unless the Service Recipient agrees to bear its allocated portion of any associated costs; provided that Seller shall remain responsible for the performance of the Services in accordance with this Agreement.

(c) Seller shall not be obligated to provide, or cause to be provided, any Service to the extent that the provision of such Service would require Seller, any of its Affiliates or any of their respective officers, directors, employees, agents or representatives to violate any applicable Laws.

Section 3.2. Third Party Consents and Limitations.

(a) Prior to the Effective Date, Seller will have obtained, with the cooperation of the Service Recipient, as reasonably requested by Seller, any third party consents necessary for provision of the Services during the Term. The costs associated with obtaining all third party consents shall be borne by the Service Recipient.

(b) The Service Recipient acknowledges and agrees that the Services provided by Seller and its Affiliates through third parties or using third party Intellectual Property are subject to the terms and conditions of any applicable agreements between Seller or its Affiliate and such third parties, copies of which have been made available to Service Recipient.

Section 3.3. Force Majeure. In the event that Seller is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond its reasonable control (including acts of God, acts, orders, restrictions or interventions of any civil, military or government authority, fire, explosion, accident, floods, earthquakes, embargoes, epidemics, war (declared or undeclared), acts of terrorism, hostilities, invasions, revolutions, rebellions, insurrections, sabotages, nuclear disaster, labor strikes, civil unrest, riots, power or other utility failures, disruptions or other failures in internet or other telecommunications lines, networks and backbones, delay in transportation, loss or destruction of property and/or changes in Laws) (each, a “Force Majeure Event”), provided that Seller is taking commercially reasonable steps to minimize the impact and duration of such Force Majeure Event, Seller shall not be obligated to deliver the affected Services during such period, and the Service Recipient shall not be obligated to pay for any Services not delivered.

EXHIBIT F

ARTICLE IV

PAYMENT

Section 4.1. Fees. In consideration for each Service, the Service Recipient shall pay to Seller an amount for such Service calculated as set forth in Schedule A.

Section 4.2. Billing and Payment Terms. Seller shall invoice Service Recipient for costs payable hereunder in arrears on a monthly basis and Service Recipient shall remit full payment within thirty (30) days after the date of such invoice. Any late payment of an amount under this Agreement to be paid by the Service Recipient shall bear simple interest from and including the date such payment is due under this provision until, but excluding, the date of payment, at a rate per annum equal to the rate announced by Citibank, N.A. as its “Base Rate” plus two percent (2%).

Section 4.3. Sales Taxes. All consideration under this Agreement is exclusive of any sales, transfer, value-added, goods or services tax or similar gross receipts based tax (excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on the Services (“Sales Taxes”). The Service Recipient shall be responsible for, and shall indemnify and hold Seller harmless from and against, any such Sales Taxes.

Section 4.4. Record Keeping and Audit Right.

(a) Seller shall keep, and, as applicable, cause its Affiliates to keep, complete and accurate books and records relating to the costs charged to the Service Recipient hereunder, including the basis for calculating such costs (the “Transition Books and Records”) for a period of nine (9) months following the expiration of the Term (“Audit Period”).

(b) During the Audit Period, the Service Recipient, at its own cost and expense shall have the right to inspect the Transition Books and Records (upon reasonable, prior written notice, during normal business hours), for the purposes of verifying the accuracy of the invoices provided to the Service Recipient hereunder.

(c) In the event the audit produces a discrepancy between the fees and expenses invoiced to the Service Recipient and the actual Services performed by Seller, the Service Recipient shall immediately notify Seller of such difference and indicate the amount by which it believes the fees and expenses invoiced exceed the Services performed. Within twenty (20) business days of receipt of notice of a discrepancy from the Service Recipient, Seller shall (i) reimburse the Service Recipient for the amount of the discrepancy arising out of the audit or (ii) notify the Service Recipient that it disputes the results of the audit. If Seller notifies the Service Recipient of a dispute, such dispute shall be resolved in accordance with the procedures set forth in Article XII hereof. Any Transition Books and Records that relate to any dispute under this Section 4.4 shall continue to be kept by Seller until a complete and final resolution has been reached by the Parties.

(d) The expenses of the audit inspection shall be paid by the Service Recipient; provided, however, that if the results of such audit, as finally determined pursuant to Section 4.4(c), reveal that Seller has inaccurately calculated the fees and expenses resulting in an overcharge of such fees and expenses by more than five percent (5%) of the actual fees and expenses for the Services provided herein, the expenses of the audit inspection shall be paid by Seller.

EXHIBIT F

(e) Anything to the contrary notwithstanding, Seller shall, and shall cause its Affiliates to, keep books and records relating to the performance of Services hereunder (the “Service Records”) consistent with their document and information retention policies in effect as of the Closing Date. During the Audit Period, the Service Recipient shall have the right, at own cost and expense, to inspect the Service Records (upon reasonable, prior written notice, during normal business hours), for the purpose of confirming that the Services are being performed in accordance with the Service Standards, or to address any error in the product of any Services. The Service Recipient may only exercise the foregoing inspection right once during any calendar quarter, except to address any matter that the Service Recipient reasonably believes represents material non-compliance by Seller or its Affiliates with any Service Standards or any material error in the product of any Services.

ARTICLE V

ACCESS AND SECURITY

Section 5.1. Access; Work Policy.

(a) At all times during the Term, the Service Recipient shall provide Seller, its Affiliates and their respective personnel reasonable ingress to and egress from the Service Recipient’s facilities and premises, and reasonable access to its equipment and personnel, for the purposes of providing the Services hereunder.

(b) Seller’s personnel shall comply with the Service Recipient’ safety and security regulations applicable to the Company while working at the Company so long as the Service Recipient has provided written copies of such safety and security regulations to Seller.

Section 5.2. Security Level; Additional Security Measures. Seller may take physical or information security measures that (a) affect the manner in which Services are provided to maintain its current level (or, if greater, an industry-standard level) of physical and electronic security during the Term, and (b) address any new security-related issues, including compliance with applicable Laws related to security and issues related to new technologies or threats, so long as, in each case, the substance or overall functionality of any affected Services remains reasonably comparable to such substance and overall functionality as in effect prior to the Effective Date. Seller shall provide the Service Recipient reasonable, prior written notice of any such physical or information security measures that are material to Seller’s delivery of the Services. The Service Recipient shall provide all assistance reasonably requested by Seller in connection with such security measures.

Section 5.3. Security Breaches. In the event of a security breach that relates to the Services, Seller and the Service Recipient shall, subject to any applicable Laws, cooperate with each other regarding the timing and manner of (a) remediation efforts, (b) notifications to their respective customers, potential customers, employees and/or agents concerning a breach or potential breach of security and (c) disclosures to appropriate Governmental Entities.

Section 5.4. Systems Security.

(a) If the Service Recipient, or any of its personnel will be given access to any of Seller’s computer systems or software (“Systems”) in connection with the receipt of the Services, the Service Recipient or its personnel, as the case may be, shall comply with all of such Seller’s system security policies, procedures and requirements (as amended from time to time, the “Security Regulations”), and will not tamper with, compromise or circumvent any security or audit measures employed by Seller.

EXHIBIT F

(b) The Service Recipient shall ensure that only those of its personnel who are specifically authorized to have access to Seller’s Systems gain such access, and shall prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel regarding the restrictions set forth in this Agreement.

(c) The Service Recipient and its personnel shall access and use only those Systems, and only such data and information within such Systems to which it has been granted the right to access and use. Seller shall have the right to deny the Service Recipient’s personnel access to Seller’s Systems in the event Seller reasonably believes that such personnel pose a security concern. If, at any time, Seller determines that the Service Recipient or its personnel has sought to circumvent, or has circumvented, Seller’s Security Regulations, that any unauthorized personnel of the Service Recipient has sought to access, or has accessed, Seller’s Systems or that the Service Provider or any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, Seller may immediately terminate any such personnel’s access to the Systems and immediately notify the Service Provider in writing.

(d) All user identification numbers and passwords disclosed to the Service Recipient and any information obtained from the use of Seller’s Systems, shall be deemed Seller Confidential Information.

(e) The Service Recipient will cooperate with Seller in investigating any apparent unauthorized access to Seller’s Systems or any apparent unauthorized release by the Service Recipient or its personnel of Seller Confidential Information. The Service Recipient will (i) immediately notify the Seller in writing if the Service Recipient has revoked access to its own Systems to any of its personnel if such personnel also has access to Seller’s Systems and (ii) will immediately revoke any access to Seller’s Systems.

(f) Seller and its Affiliates may take any steps reasonably necessary to protect the security and integrity of their information technology and other systems against breaches of the Security Regulations by the Service Recipient or other security threats arising out of the interconnection between such systems and those of the Service Recipient, including termination of any such interconnection, provided that (i) Seller and its Affiliates shall use reasonable efforts not to adversely affect the Services, and to minimize any such adverse effect that could occur, and (ii) if such steps result in any interruption of Services received by the Service Recipient, Seller shall resume the provision of the Services as soon as reasonably practicable after such breach or other threat has been resolved and Seller has received assurances from the Service Recipient in a form reasonably acceptable to Seller that the Service Recipient are and will continue to be in compliance with all applicable Security Regulations. Any adverse impact or interruption to the Services that occurs as a result of Seller or its Affiliates exercising their rights under this Section shall not be deemed a breach of this Agreement by Seller or a failure by Seller or its Affiliates to provide the Services.

ARTICLE VI

CONFIDENTIALITY

Section 6.1. Confidential Information. As used in this Agreement, Seller Confidential Information and Service Recipient Confidential Information are defined as follows:

(a) “Seller Confidential Information” means information disclosed by Seller to the Service Recipient under the terms and for purposes of this Agreement (including information disclosed in the course of negotiation of this Agreement and the terms of this Agreement), in each case that is not generally known to the public, except for:

EXHIBIT F

(i) information that is or becomes publicly available (other than through disclosure by the Service Recipient), from and after the date of public availability;

(ii) information disclosed to the Service Recipient by a third party not known to be bound by any confidentiality agreement with Seller; provided, that (A) under the circumstances of disclosure, the Service Recipient does not owe a duty of non-disclosure to such third party, (B) to the knowledge of the Service Recipient, the third party’s disclosure does not violate a duty of non-disclosure owed to another Person, including Seller and (C) the disclosure by the third party is not otherwise unlawful;

(iii) information developed by the Service Recipient independent of any information of Seller; or

(iv) information rightfully in the possession of the Service Recipient and not subject to any duty of confidentiality as of the Effective Date.

(b) “Service Recipient Confidential Information” means information disclosed by the Service Recipient to Seller, its Affiliates or third party providers of the Services under the terms and for purposes of this Agreement (including information disclosed in the course of negotiation of this Agreement and the terms of this Agreement) and information constituting assets of the business and operations of the Service Recipient or that directly relates to the business and operations of the Service Recipient or its customers (collectively, “Service Recipient Business Information”), in each case, that is not generally known to the public, except for:

(i) information that is or becomes publicly available (other than through disclosure by Seller), from and after the date of public availability;

(ii) information disclosed to Seller by a third party not known to be bound by any confidentiality agreement with the Service Recipient; provided, that (A) under the circumstances of disclosure, Seller does not owe a duty of non-disclosure to such third party, (B) to the knowledge of Seller, the third party’s disclosure does not violate a duty of non-disclosure owed to another Person, including any Service Recipient and (C) the disclosure by the third party is not otherwise unlawful;

(iii) information developed by Seller independent of any information of the Service Recipient;

(iv) information rightfully in the possession of Seller and not subject to any duty of confidentiality as of the Effective Date.

(c) Each of Seller and the Service Recipient shall not, and shall cause its respective Affiliates and each of its and its Affiliates’ directors, partners, personnel, agents, accountants, counsel and other professional advisers (“Representatives”) not to, disclose to any other person or use, except for purposes of this Agreement (and only in accordance with applicable Laws), any information that is Service Recipient Confidential Information or Seller Confidential Information, respectively, provided, however, that each Party may disclose Service Recipient Confidential Information or Seller Confidential Information, as the case may be, (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement, (ii) in any report, statement, testimony or other submission to any Governmental Entity having jurisdiction over the disclosing Party to the extent necessary to comply with applicable Laws, or (iii) in order to comply with any applicable Laws applicable

EXHIBIT F

to the disclosing Party, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding.

(d) In the event that Seller, the Service Recipient, or any of their respective Representatives, becomes legally compelled in any report, statement, testimony or other submission to any Governmental Entity or by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Service Recipient Confidential Information or Seller Confidential Information, respectively, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause Service Recipient Confidential Information or Seller Confidential Information, as the case may be, not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of Service Recipient Confidential Information or Seller Confidential Information, as the case may be, that is or has been legally compelled, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed Service Recipient Confidential Information or Seller Confidential Information, as the case may be.

(e) Each Party shall, and shall cause its Representatives to, protect Service Recipient Confidential Information or Seller Confidential Information, as the case may be, by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature.

(f) Each Party shall cause its Representatives to agree to be bound by the same restrictions on use and disclosure of Service Recipient Confidential Information or Seller Confidential Information, as the case may be, as bind the Party in advance of the disclosure of any such Service Recipient Confidential Information or Seller Confidential Information to them.

(g) Seller and its Affiliates may take any steps reasonably necessary to protect the confidentiality of Seller Confidential Information against breaches of this Section 6.1 by the Service Recipient, provided that (i) Seller and its Affiliates shall use commercially reasonable efforts not to adversely affect the Services, and to minimize any such adverse effect that could occur, and (ii) if such steps result in any interruption of Services received by the Service Recipient, Seller shall resume the provision of the Services as soon as reasonably practicable after such breach has been resolved and Seller has received assurances from the Service Recipient in a form reasonably acceptable to Seller that the Service Recipient is and will continue to be in compliance with this Section 6.1. Any adverse impact or interruption to the Services that occurs as a result of Seller or its Affiliates exercising their rights under this Section 6.1(g) shall not be deemed a breach of this Agreement by Seller or a failure by Seller or its Affiliates to provide the Services.

ARTICLE VII

INTELLECTUAL PROPERTY

Section 7.1. Ownership of Intellectual Property. Each Party acknowledges and agrees that Seller and the Service Recipient shall each retain exclusive rights to and ownership of their own Intellectual Property, and no other license or other right, express or implied (except as provided in the last sentence of this Section 7.1), is granted hereunder by either Party to its Intellectual Property. As between Seller and the Service Recipient, Seller shall exclusively own all right, title and interest throughout the world in and to all business processes and other Intellectual Property rights created by it in connection with

EXHIBIT F

the performance of the Services (excluding any Service Recipient Business Information) (“Seller Intellectual Property”), and the Service Recipient hereby assigns any and all right, title or interest it may have in any such Intellectual Property to Seller. The Service Recipient shall execute any documents and take any other actions reasonably requested by Seller to effectuate the purposes of the preceding sentence. Seller hereby grants to the Service Recipient a royalty-free, fully paid-up, non-exclusive license to use the Seller Intellectual Property during the Term, solely to the extent necessary for the Service Recipient to receive the benefit of the Services.

ARTICLE VIII

LIMITATION OF LIABILITY

Section 8.1. Limitation of Liability. In no event shall any Party hereto be liable under or in connection with this Agreement for consequential, indirect, treble or punitive Losses, Losses based on either the reduced current or future profitability or earnings of the Company or Losses based on a multiple of such profitability, earnings or other factor, or reduction therein (it being understood that all Losses shall for purposes of Article IX be determined and calculated on a direct, dollar-for-dollar basis), except in the case of liabilities arising from third-party claims. The liability of either Party to the other Party hereunder shall not exceed the aggregate amounts actually due and payable hereunder from the Effective Date through the date the claim accrued.

ARTICLE IX

INDEMNIFICATION

Section 9.1. Indemnification of the Service Recipient. Subject to the terms of this Article IX, Seller agrees from and after the Effective Date to indemnify, defend and hold harmless the Service Recipient from and against any and all Losses arising out of, resulting from or relating to third party claims arising out of a material breach by Seller of any provision of this Agreement.

Section 9.2. Indemnification of Seller. Subject to the terms of this Article IX, the Service Recipient agrees from and after the Effective Date to indemnify, defend and hold harmless Seller from and against any and all any and all Losses arising out of, resulting from or relating to third party claims arising out of (a) a material breach by Service Recipient of any provision of this Agreement, or (b) any breach of an agreement between Seller and third Person in relation to the Services caused by Service Recipient.

Section 9.3. Indemnification Procedures. In the event either Seller or the Service Recipient shall have a claim for indemnity against the other Party, the Parties shall follow the procedures set forth in Section 7.5 of the Purchase and Sale Agreement.

ARTICLE X

TERM AND TERMINATION

Section 10.1. Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall terminate with respect to each Service as set forth in Schedule A with respect to such Service. This Agreement shall remain in effect so long as any Service remains in effect, and shall terminate upon the termination of the final Service (such period, the “Term”), unless earlier terminated as provided in this Article X.

EXHIBIT F

Section 10.2. Termination.

(a) Partial Termination. The Service Recipient may, on written notice to Seller, terminate any Service. Any such terminated Service shall be deemed deleted from Schedule A. Any termination notice delivered by the Service Recipient shall identify the specific Service or Services to be terminated, and the effective date of such termination. For any terminated Services which required the software or other services of a third party (i) if Seller paid for such software or services in advance, Seller may invoice the Service Recipient any portion of such advance payments allocable on a reasonable basis to the Service Recipient, and (ii) if, as a result of such termination, Seller terminates all or part of its agreement with the third party, Seller may invoice the Service Recipient for any applicable termination fees allocable on a reasonable basis to the Service Recipient. Seller shall not enter into any new agreements with third parties for software or services that include any termination fees that would be charged to the Service Recipient without the Service Recipient’s prior written consent, which consent shall not be unreasonably withheld.

(b) Automatic Termination. This Agreement shall automatically terminate upon termination by the Service Recipient of all Services.

(c) Termination for Default. In the event: (i) Seller shall fail to pay for any or all Services in accordance with the terms of this Agreement; (ii) of any default by either Party, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement; or (iii) either Party shall become or be adjudicated insolvent and/or bankrupt, or a receiver or trustee shall be appointed for either Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency Law shall be approved, or either Party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee (in each such case, the “Defaulting Party”); then the non-Defaulting Party shall have the right, at its sole discretion, (A) in the case of a default under clause (iii), to terminate immediately the applicable Service(s) and/or this Agreement and its participation with the Defaulting Party under this Agreement; and (B) in the case of a default under clause (i) or (ii), to terminate the applicable Service(s) and/or this Agreement and its participation with the Defaulting Party under this Agreement if the Defaulting Party has failed to (x) cure the default within thirty (30) days after receiving written notice of such default, or (y) take substantial steps towards and diligently pursue the curing of the default.

Section 10.3. Effect of Termination. In the event that this Agreement or a Service is terminated:

(a) The Service Recipient agrees and acknowledges that the obligation of Seller to provide the terminated Services, or to cause the terminated Services to be provided, hereunder shall immediately cease. Upon cessation of Seller’s obligation to provide any Service, the Service Recipient shall stop using, directly or indirectly, such Service.

(b) Upon request, each Party shall return to the other Party all tangible personal property and books, records or files owned by such other Party and used in connection with the provision of Services that are in its possession as of the termination date.

(c) The following matters shall survive the termination of this Agreement: (i) the rights and obligations of each Party under Section 4.4 and Articles IV, VI, VII, VIII, IX, this Section 10.3, Article XI and Article XII and (ii) the obligations under Article IV of the Service Recipient to pay the applicable fees for Services furnished prior to the effective date of termination.

EXHIBIT A

(d) Upon the termination of a Service, except to the extent required for Seller to provide another Service under this Agreement, Seller shall, or shall cause its Affiliates to, deliver and transfer to the Service Recipient all Service Recipient Business Information in its possession (including all financial, claims and statistical data and other information in their possession necessary for the Service Recipient to prepare and make all required regulatory, statistical and financial filings and to provide the Service for themselves) (collectively, the “Terminated Service Information”). Upon termination of a Service, in addition to the transfer and delivery requirements of the preceding sentence, the Service Recipient may require Seller and its Affiliates to promptly destroy copies of any of the Terminated Service Information in their possession and to certify in writing to the Service Recipient that all such Terminated Service Information has been destroyed; provided, however, that Seller and its Affiliates may retain copies of the Terminated Service Information to the extent required by applicable Laws.

ARTICLE XI

DISPUTE RESOLUTION

Section 11.1. Party Representatives. Each Party will appoint a representative (a “Transition Representative”) responsible for coordinating and managing the delivery and receipt of the Services, which Transition Representative will have authority to act on such Party’s behalf with respect to matters relating to this Agreement. The Transition Representatives will work in good faith to address any issues involving the Parties’ relationship under this Agreement (including, without limitation, any pricing and other Service related matters).

Section 11.2. Escalation Procedure. The Parties shall attempt to resolve any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement, whether sounding in contract or tort and whether arising during or after termination of this Agreement (each, a “Dispute”) in accordance with the following procedures: Upon the written request of either Party, the chief executive officer or the chief operating officer of the Service Recipient or a designee of either such person (or if there is no chief executive officer or chief operating officer of the Service Recipient at such time, the highest ranking corporate officer) and a senior executive officer of Seller or that person’s designee shall meet and attempt to resolve any Dispute between them. If such Dispute is not resolved by discussions between such officers within ten (10) days after a Party’s written request was made, then either Party may commence a proceeding relating to such Dispute in accordance with Section 12.8. No Party may commence a proceeding with respect to a Dispute unless and until the foregoing procedure has been concluded with respect to the underlying Dispute.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Notices.

(a) All notices, requests, claims, demands and other communications under this Agreement will be in writing (including a writing delivered by facsimile transmission) and shall be deemed given (i) when delivered, if sent by registered or certified mail (return receipt requested); (ii) when delivered, if delivered personally or sent by facsimile (with proof of transmission); or (iii) on the Business Day after deposit (with proof of deposit), if sent by overnight mail or overnight courier; in each case, unless otherwise specified or provided in this Agreement, to the Parties at the following addresses (or at such other address or fax number for a Party as will be specified by like notice):

EXHIBIT F

As to Service Recipient:

QTS Investment Properties Piscataway, LLC

12851 Foster Street

Overland Park, Kansas 66213

Attention: Legal Department

Facsimile: (877) 772-5290

Email: timothy.kuester@qtsdatacenters.com

With a copy to Service Recipient’s Alternate Addressee:

Stinson Leonard Street LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106

Attn: Victoria R. Westerhaus, Esq.

Facsimile: (816) 412-9363

Email: vicki.westerhaus@stinson.com

As to Seller:

DF Technical Services, LLC

c/o DuPont Fabros Technology, Inc.

1212 New York Avenue, NW

Suite 900

Washington, DC 20005

Attn: Richard A. Montfort, Jr., General Counsel

Facsimile: (866) 558-6370

Email: rmontfort@dft.com

With a copy to Seller’s Alternate Addressee:

Hogan Lovells US LLP

555 13th Street, NW

Washington, DC 20004

Attn: Stuart Barr

Facsimile: (202) 637-5910

Email: stuart.barr@hoganlovells.com

(b) The inability to deliver any notice, demand or request because the Party to whom it is properly addressed in accordance with this Section 12.1 refused delivery thereof or no longer can be located at that address shall constitute delivery thereof to such Party.

(c) Each Party shall have the right from time to time to designate by written notice to the other Party hereto such other person or persons and such other place or places as said Party may desire written notices to be delivered or sent in accordance herewith.

(d) Notices and consents signed and given by an attorney for a Party shall be effective and binding upon that Party.

Section 12.2. Amendment. No provision of this Agreement or of any documents or instrument entered into, given or made pursuant to this Agreement may be amended, changed, waived, discharged or terminated except by an instrument in writing, signed by the Party against whom enforcement of the amendment, change, waiver, discharge or termination is sought.

EXHIBIT F

Section 12.3. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by Seller or Service Recipient which is not embodied in this Agreement, or in the attached Exhibits or the written certificates, schedules or instruments of assignment or conveyance delivered pursuant to this Agreement, and neither Service Recipient nor Seller shall be bound by or liable for any alleged representations, promise, inducement or statement of intention not therein so set forth.

Section 12.4. No Waiver. No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by the other Party with its obligations hereunder shall constitute a waiver of any Party’s right to demand strict compliance with the terms of this Agreement.

Section 12.5. Counterparts. This Agreement, any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto may be executed in two or more counterparts, and, when so executed, will have the same force and effect as though all signatures appeared on a single document. Any signature page of this Agreement or of such an amendment, supplement, document or instrument may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages. Any counterpart transmitted via email in format in portable document format (.pdf) shall be treated as originals for all purposes as to the parties so transmitting.

Section 12.6. Payments. Except as otherwise provided herein, payment of all amounts required by the terms of this Agreement shall be made in the United States and in immediately available funds of the United States of America which, at the time of payment, is accepted for the payment of all public and private obligations and debts.

Section 12.7. Successors and Assigns. This Agreement shall be binding upon and insure to the benefit of the successors and permitted assigns of the respective Parties hereto. No assignment of this Agreement, in whole or in part, shall be made without the prior written consent of the non-assigning Party (and shall not relieve the assigning party from liability hereunder) and any purposed assignment of this Agreement in contravention of the foregoing shall be null and void ab initio.

Section 12.8. Applicable Law; Venue.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law rules and principles of that state. To the fullest extent permitted by law, the Parties hereby unconditionally and irrevocably waive and release any claim that the law of any other jurisdiction governs this Agreement and this Agreement shall be governed and construed in accordance with the laws of the State of New York.

(b) To the maximum extent permitted by applicable law, any legal suit, action or proceeding against either of the Parties hereto arising out of or relating to this Agreement shall be instituted in any federal or state court in New York, and Service Recipient and Seller hereby irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding. Service Recipient and Seller hereby agree to venue in such courts and hereby waive, to the fullest extent permitted by law, any claim that any such action or proceeding was brought in an inconvenient forum.

EXHIBIT F

(c) Each of the Parties hereto irrevocably waives its right to a trial by jury with respect to any action, proceeding or claim arising out of or relating to this Agreement.

Section 12.9. Construction of Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against either of the Parties hereto. Headings at the beginning of sections of this Agreement are solely for the convenience of the Parties and are not a part of this Agreement. When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, the masculine gender shall include the feminine and neuter genders, and vice versa. As used in this Agreement, the term “Seller” shall include the respective permitted successors and assigns of Seller, and the term “Service Recipient” shall include the permitted successors and assigns of Service Recipient, if any. All times refer to the time in Trenton, New Jersey.

Section 12.10. Severability. If any term or provision of this Agreement is determined to be illegal, unconscionable or unenforceable, all of the other terms, provisions and sections hereof will nevertheless remain effective and be in force to the fullest extent permitted by law.

Section 12.11. Submission of Agreement. No agreement with respect to the purchase and sale of the Property Assets shall exist, and this writing shall have no binding force or effect, until this Agreement shall have been executed and delivered by Service Recipient and by Seller.

Section 12.12. Further Assurances. Service Recipient and Seller agree to execute such instruments and take such further actions either before or after the Closing as may be reasonably necessary to carry out the provisions of this Agreement provided that no material additional cost or liability shall be created thereby.

Section 12.13. Public Announcements. The Parties shall consult with each other before making any public announcement with respect to this Agreement and the Transactions (collectively, the “Subject Matter”), and neither of the Parties shall make any such public announcement prior to obtaining the other Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without obtaining the other Party’s consent, make a public announcement regarding the Subject Matter as may be required by applicable Law, the regulations of the United States Securities and Exchange Commission or the applicable rules of any stock exchange if it is not reasonably practicable to consult with the other Party before making any public announcement regarding the Subject Matter.

Section 12.14. Memorandum of Contract. The Parties hereto agree that this Agreement shall not be recorded.

Section 12.15. No Third Party Beneficiary. It is specifically understood and agreed that no person shall be a third party beneficiary under this Agreement, and that none of the provisions of this Agreement shall be for the benefit of or be enforceable by anyone other than the Parties hereto and their assignees, and that only the Parties hereto and their permitted assignees shall have rights hereunder.

Section 12.16. Binding Agreement. Subject to the foregoing limitations, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of Seller and Service Recipient.

[Remainder of page intentionally left blank]

EXHIBIT F

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

QTS Investment Properties Piscataway, LLC

By: QualityTech, L.P., a Delaware limited partnership, its Managing member

By: QTS Realty Trust, Inc., a Maryland corporation, its General Partner

By:
Name:	Chad L. Williams
Title:	Chief Executive Officer

DF Technical Services, LLC

By:
Name:
Title:

EXHIBIT F

Schedule A

Service	Notes	Fees	Maximum Term (Measured from Effective Date)
Data Center Infrastructure Management Systems (DCIM)	Mango “Middleware”: • Administration account creation • Access to Seller Mango Platform • Mango Platform to remain • Maintain/Administration Support of Middleware Platform	No charge for access service. Pass-through of break/fix charges.	180 days

	Client Web Accessible Portal “Dashboard”: • Administration account creation limited to local facility • Access to Seller Dashboard Platform • Maintain/Administration Support of Client Dashboard	No charge for access service. Pass-through of break/fix charges.	180 days

Security access system	Access to Seller security system for monitoring access to facility.	No charge for access service. Pass through of break/fix charges.	90 days

Telephone service	Use of all POTS lines feeding elevator, fire panel, emergency line, faxes, other critical functions, etc. or until the POTS can be transferred over to QTS.	No charge for access service. Pass through of break/fix charges.	180 days

Zayo DIA Circuit, eMesh and VPN	Needs to continue for 6 months or until service can be replaced or transferred to QTS	No charge for access service. Pass through of break/fix charges.	6 months

EXHIBIT F

Email Forwarding	Due to the support model, all distribution lists and direct emails to contractor and employees must be forwarded from legacy address to a QTS email address for that distribution list and/or employee	No charge for access service. Pass through of break/fix charges.	180 days

Physical Security on Site	Continue Securitas on site physical security services until transition to QTS Securitas agreement	No charge for access service. Pass through of break/fix charges.	30 days

EXHIBIT G

FORM OF ESTOPPEL CERTIFICATE

THIS TENANT’S ESTOPPEL CERTIFICATE (“Certificate”) is given this [            ] day of [            ], 2016 by [            ], a [            ] (“Tenant”) in favor of [[QTS INVESTMENT PROPERTIES PISCATAWAY, LLC, a Delaware limited liability company], and its successors and assigns (“Beneficiary”).

RECITALS:

A. Pursuant to the terms and conditions of that certain Lease Agreement dated [            ] by and between Whale Ventures LLC, a Delaware limited liabity company (“Landlord”), and Tenant (as so amended, the “Lease”), Landlord leased to Tenant certain real property located at 101 Possumtown Road, Piscataway, New Jersey 08854 (“Premises”), which Premises are more particularly described in the Lease.

B. Pursuant to the terms and conditions of the Lease, the Beneficiary, as a prospective purchaser of the Landlord, has requested that the Tenant execute and deliver this Certificate with respect to the Lease.

NOW, THEREFORE, in consideration of the above Recitals, the Tenant hereby makes the following statements for the benefit of Landlord and Beneficiary:

1. The copy of the Lease attached to this Certificate and made a part hereof as Exhibit A is a true, correct and complete copy of the Lease. The Lease is in full force and effect as of the date hereof, and has not been modified, amended or supplemented except as follows: _____________________________ ___________________________________________________________, true, correct and complete copies of which are attached as Exhibit A-1. All references in this Certificate to the “Lease” shall mean and the Lease attached hereto as Exhibit A, as amended by the amendments, modifications and supplements attached hereto as Exhibit A-1.

2. The Lease sets forth the entire agreement between the Landlord and Tenant relating to the leasing of the Premises, and there are no other agreements, written or oral, relating to the leasing of the Premises.

3. The current term of the Lease commenced on _______________ and expires on [            ], [and Tenant has [            ] ([__]) options to extend the term of the Lease for [            ] ([__]) years each].

4. To the knowledge of Tenant, there exists no uncured or outstanding defaults or events of default under the Lease by Landlord or Tenant, or events which, with the passage of time, and the giving of notice, or both, would be a default or event of default under the Lease.

5. No notice of termination has been given by Landlord or Tenant with respect to the Lease.

6. Tenant has no right of first refusal or option to purchase the Premises.

7. Tenant has not assigned the Lease or sublet any portion of the Premises.

8. All payments due Landlord under the Lease through and including the date hereof have been made, including the following:

a. monthly installment of Base Rent (as defined in the Lease) for the period of [            ], 2016 to [            ], 2016 in the amount of $[            ];

b. Monthly operating expenses: $_________ paid through ___________, 2016;

c. Monthly real estate tax reimbursement: $            , paid through __________, 2016; and

EXHIBIT A

d. The following other payments under the Lease: ______________________.

The amount of the security deposit paid by the Tenant under the Lease is $            .

9.Tenant is not entitled to receive any concessions (i.e., rental abatements), improvement allowances, moving allowances or other monetary or non-monetary concessions) from and after the date hereof except as follows: _______________________________________________.

10.	Tenant’s interest in the Lease is not subject to any mortgages, liens or other encumbrances.

11. There are no disputes between the Landlord and Tenant with respect to any rent due under the Lease or with respect to any provision of the Lease.

12. Tenant represents and warrants that (a) Tenant is in occupancy of the Premises pursuant to the Lease, and (b) it has no claim, counterclaim, offset, or defense against Landlord under the Lease with respect to Tenant’s obligations thereunder and is asserting no offsets or credits against either rent or Landlord.

13. Any build-out or improvements to the leased premises required to be made by the Landlord under the Lease have been completed and any construction allowances payable by Landlord have been paid in full.

14. There are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy laws of the United States or any state thereof.

15. The following is (are) guarantor(s) of Tenant’s obligations under the Lease: ________________________________, and the guaranty of the Lease by such guarantor(s) will remain in full force and effect upon any purchase of Landlord by Beneficiary.

16. Tenant understands and acknowledges that Landlord and Beneficiary are relying upon the representations set forth in this Certificate, provided that these representations are made as of the date hereof. Nothing herein shall be deemed to modify or amend any of the terms and conditions of the Lease.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT G

IN WITNESS WHEREOF, the undersigned is duly authorized to execute this Certificate on behalf of Tenant and has caused this Certificate to be duly executed and delivered on the date first written above.

TENANT:

[ ], a [ ]

By:
Name:
Title:

EXHIBIT H

ASSET ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSET ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of June 6, 2016, by and between Whale Ventures LLC, a Delaware limited liability company (“Transferor”), and Whale Interests, LLC a Delaware limited liability company (“Transferee”).

RECITALS:

A. Transferor is a direct wholly-owned subsidiary of Transferee.

B. Transferor desires to assign, transfer, and convey, as the case may be, to Transferee the Assigned Assets (as defined below), and Transferee wishes to accept such assignment, transfer and conveyance of the Assigned Assets upon the terms and subject to the conditions set forth in this Agreement.

C. This Agreement is being executed and delivered in connection with the consummation of the Closing (as defined therein) pursuant to the Purchase and Sale Agreement, dated as of June 6, 2016 (the “Purchase and Sale Agreement”), by and among Transferee, DF Technical Services, LLC, DuPont Fabros Technology, Inc., QTS Investment Properties Piscataway, LLC and Quality Technology Services Piscataway II, LLC.

D. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment. Effective as of the date hereof, Transferor does hereby assign, transfer, convey and deliver to Transferee all of Transferor’s right, title and interest in and to (i) all rights with respect to any refund of taxes to Transferor applicable to any period prior to the Closing Date, (ii) all bank accounts of Transferor and (iii) any and all rights of Transferor in and to damages, claims, rent, additional rent, expenses, demands, causes of action, obligations and liabilities, at law or in equity, against Net Data Centers, Inc. (formerly Net2EZ), including, without limitation, all rights of Transferor in, to and under Proof of Claim No. 16 originally filed on June 10, 2015, and amended by amended Proof of Claim No. 16 filed on October 30, 2015, in the Chapter 11 bankruptcy case of Net Data Centers, Inc. (formerly Net2EZ) pending in the United States Bankruptcy Court for the Central District of California, Los Angeles Division (In re: Net Data Centers, Inc., Debtor, Case No. 2:15-bk-12690-BB) (collectively, the “Assigned Assets”), free and clear of all Liens, and Transferee accepts from Transferor all right, title and interest in and to the Assigned Assets.

2. Acceptance and Assumption. Transferee hereby accepts the assignment of Transferor’s right, title, interest in and to the Assigned Assets and expressly assumes (i) the obligations of Transferor with respect to the Assigned Assets accruing from and after the date hereof and (ii) the obligations of Transferor with respect to that certain litigation captioned as Net Data Centers, Inc. v. DuPont Fabros Technology, L.P., et al., Adv. Proc. No. 2:15-ap-01647-BB, United States Bankruptcy Court, Central District of California, Los Angeles Division.

EXHIBIT H

3. Subsequent Documents. From time to time following the date hereof, each of the parties hereto agrees to execute and deliver and cause their respective affiliates to execute and deliver to the other party such additional documents and instruments and to perform such additional acts as such parties or their respective affiliates may determine to be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement.

4. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable conflicts of law principles thereof.

5. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same instrument.

6. Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

7. Entire Agreement; No Amendment. This Agreement constitutes the entire agreement between the parties and their Affiliates with respect to the subject matter hereof and this Agreement supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties or their Affiliates with respect to the subject matter hereof. Nothing in this Agreement shall be construed to amend or modify the Purchase and Sale Agreement, any documents entered into in connection therewith or any of their respective terms in any manner and, notwithstanding the execution and delivery of this Agreement, the Purchase and Sale Agreement shall remain in full force and effect in accordance with its terms.

8. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT H

IN WITNESS WHEREOF, the parties have caused this Asset Assignment and Assumption Agreement to be duly executed and delivered as of the date first written above.

TRANSFEROR:

WHALE VENTURES LLC, a Delaware limited liability company

By: Whale Interests LLC, a Delaware limited liability company, its managing member

By: Whale Holdings LLC, a Delaware limited liability company, its managing member

By: DuPont Fabros Technology, L.P., a Maryland limited partnership, its managing member

By: DuPont Fabros Technology, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

TRANSFEREE:

WHALE INTERESTS LLC, a Delaware limited liability company

By: Whale Holdings LLC, a Delaware limited liability company, its managing member

By: DuPont Fabros Technology, L.P., a Maryland limited partnership, its managing member

By: DuPont Fabros Technology, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

EXHIBIT I

ILLUSTRATIVE CALCULATION OF ADJUSTMENT ITEMS

(See attached)

I-1

EXHIBIT J

TITLE POLICY

(See attached)

J-1

EXHIBIT K

RENT ROLL

(See attached)

K-1

EXHIBIT L

TITLE AFFIDAVIT

OWNER IN POSSESSION AFFIDAVIT

State of _____________

                          ss:

County of __________

The undersigned, being duly sworn does depose and say:

1.	I am the ___________________________________ of DuPont Fabros Technology, Inc., a Maryland corporation, the general partner of DuPont Fabros Technology, L.P., a Maryland limited partnership, the managing member of Whale Holdings LLC, a Delaware limited liability company, the managing member of Whale Interests LLC, a Delaware limited liability company, the sole member of Whale Ventures LLC, a Delaware limited liability company.

2.	I am authorized to make these representations and have made all necessary inquiries to support the statements herein.

3.	Whale Ventures LLC, a Delaware limited liability company is the grantee of premises in the Township of Piscataway , Middlesex County, New Jersey, as described in a deed dated June 28, 2007, from Smithkline Beecham Corporation, a Pennsylvania corporation d/b/a Glasco Smithkline, successor by merger to Beecham, Inc., a New Jersey Corporation. Said deed is recorded in deed book 5838, Page 44.

4.	Whale Ventures LLC, a Delaware limited liability company has applied to Chicago Title Insurance Company (“CTIC”) for title insurance for the premises described deed book 5838, Page 44 (“The Premises”).

5.	CTIC has requested, as a condition precedent to the issuance of a title policy, that an Owner in Possession Affidavit be executed and delivered.

6.	Knowing that Chicago will rely upon the statements herein, I represent as follows:

A.	To the best of my knowledge, since the date of the deed from Smithkline Beecham Corporation, a Pennsylvania corporation d/b/a Glasco Smithkline, successor by merger to Beecham, Inc., a New Jersey Corporation to Whale Ventures LLC, a Delaware limited liability I have not received any notice of any claim to title or possession of all or any portion of the premises to be insured.

B.	To the best of my knowledge, no litigation is pending or has been threatened with respect to the title or possession of the premises to be insured.

C.	To the best of my knowledge, no grant, permit or license has been denied or refused by any governmental agency.

D.	To the best of my knowledge, the premises is not under contract of sale.

E.	To the best of my knowledge, there are no mortgages, leases, liens or other interests affecting the subject property which are not disclosed in the title commitment issued by Chicago Title Insurance Company under number 2016-00150 dated February 26, 2016, except the leases identified on Schedule A, attached hereto and the rent roll attached hereto as Schedule B.

EXHIBIT L

F.	To the best of my knowledge, there are no subsurface conditions and/or encroachments not disclosed by an instrument of record on the Premises.

G.	To the best of my knowledge, electric rents and/or charges, water rents and/or charges, sewer rents and/or charges, sewer hook-up charges, fire service, gas charges and other municipal charges that would constitute a lien and be currently due and payable have been duly paid.

[Remainder of this page left intentionally blank]

EXHIBIT L

By: WHALE VENTURES LLC, a Delaware limited liability company

By: Whale Interests LLC, a Delaware limited liability company, its sole member

By: Whale Holdings LLC, a Delaware limited liability company, its managing member

By: DuPont Fabros Technology, L.P., a Maryland limited partnership, its managing member

By: DuPont Fabros Technology, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

STATE OF                                                  )

                                                                      ) SS:

COUNTY OF                                              )

I HEREBY CERTIFY, that on this ___ day of June, 2016 before me, the undersigned, a Notary Public of the State aforesaid, duly qualified and commissioned as such, personally appeared ________________________, known to me (or satisfactorily proven) to be the duly authorized __________________ of DuPont Fabros Technology, Inc., a Maryland corporation, the general partner of DuPont Fabros Technology, L.P., a Maryland limited partnership, the managing member of Whale Holdings LLC, a Delaware limited liability company, the managing member of Whale Interests LLC, a Delaware limited liability company, the sole member of Whale Ventures LLC, a Delaware limited liability company, whose name is subscribed to the within instrument and who acknowledged that she/he executed the foregoing Affidavit as the duly authorized ___________________ of DuPont Fabros Technology, L.P., a Maryland limited partnership, the managing member of Whale Holdings LLC, a Delaware limited liability company, the managing member of Whale Interests LLC, a Delaware limited liability company, the sole member of Whale Ventures LLC, a Delaware limited liability company, for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal on the day and year first above mentioned.

[Notarial Seal]

Notary Public My Commission Expires:

Notary

EXHIBIT L

Schedule A

That certain Lease Agreement dated as of September 2, 2011, by and between Whale Ventures LLC, as Landlord, and DF Technical Services LLC, as Tenant.

EXHIBIT L

Schedule B

Rent Roll

[See Attached]

EXHIBIT M

SREC CHANGE FORM

(See attached)

M-1

SCHEDULE A-1

KNOWLEDGE OF THE SELLER PARTIES

Christopher P. Eldredge

Jeffrey H. Foster

Richard A. Montfort, Jr.

Scott A. Davis

Maria Kenny

Dave Hardy

Arsenio Topacio

Carry Manoppo

Joe Soliman

A-1-1

SCHEDULE A-2

PURCHASER’S KNOWLEDGE

Shirley Goza

William (Bill) Schafer

Timothy Kuester

Mike Huebner

Jeff Berson

A-2-1